EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

concluded this 21 day of February, 2017 among

1)	Blitz B16-230 GmbH

registered with the Commercial Register of the Local Court of Charlottenburg – Berlin – under HRB 181619 B

(hereafter the “Purchaser”)

and

2)	Klausner Holz Thüringen GmbH

recorded in the commercial register at the district court in Jena under HRB 210044, Am Bahnhof 123 07929 Saalburg-Ebersdorf, Germany

(hereafter the “Seller”)

and

3)	Fritz Klausner

resident at Seebichlweg 23, A-6370 Kitzbühel

(hereafter the “Guarantor”)

and

4)	Mercer International Inc.

having a business address at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8, Canada

(hereafter “Mercer”)

as follows:

§ 1

DEFINITIONS AND OTHER

INTERPRETIVE MATTERS

1.1	DEFINITIONS

Unless the context gives rise to a different interpretation, the following terms shall have the meanings specified as follows:

Term:	Meaning:

“Additional Employees”	Has the meaning set forth in § 4.3;

“Affiliate”

With respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly through one or more intermediaries, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Agreement”	This Asset Purchase Agreement as well as all Schedules and Exhibits associated therewith;

“Allocation Schedule”	Has the meaning set forth in § 9.2;

“Annual Financial Statements”	Has the meaning set forth in § 13(h);

“Assumed Contracts”	Has the meaning set forth in § 3.1.1(a);

“Assumed Liabilities”	Has the meaning set forth in § 5.1;

“Assumed POs”	Has the meaning set forth in § 3.1.1(c);

“Assumed SO”	Has the meaning set forth in § 3.1.1(b);

“Balance Sheet”	Has the meaning set forth in § 13(f);

“Balance Sheet Date”	Has the meaning set forth in § 13(f);

“BGB”	Has the meaning set forth in § 4.1.1;

“Books and Records”	Has the meaning set forth in § 2.2(f);

“Business”

The sawmilling, lumber sales, energy production and sales and related operations of the Seller respecting the Friesau sawmill, including, without limitation, the Seller’s sawmill located on the Real Property;

“Business Day”	Any day that the banks in Berlin, Germany are as a rule open;

“Business Value”	Has the meaning set forth in § 9.1.1(a);

“Closing”	Has the meaning set forth in § 10.1;

“Closing Condition”	Has the meaning set forth in § 10.1;

“Closing Date”

The date on which Closing occurs and five business days subsequent to the date on which the last of the Closing Conditions in accordance with § 10.1 (a), (b), (d) and (e) occurs, or such other date as agreed between the Seller and the Purchaser;

“Customer List”	The list of all end customers of the Seller set out in Schedule 13.1(e)(i) hereto;

“Data Room”

The electronic data room that contains all documents and information to which the Purchaser and its representatives have been given access by the Seller and its representatives as part of the due diligence stored on USB Sticks, full sets of which have been filed with the authenticating notary, the Purchaser and the Seller;

“Declined Orders”

Means orders for lumber sales presented by KTI to the Purchaser in writing or via email or fax pursuant to the terms of the Sales and Distribution Agreement and which the Purchaser has declined to accept;

“EEG”	The German Renewable Energy Sources Act of 2009 (Erneuerbare-Energien-Gesetz – “EEG”);

“Employees to be Transferred”	Has the meaning set forth in § 4.1.1;

“Encumbrance”

Any encumbrance, lien, security interest, option, right of first refusal, adverse claim, easement, right of way, mortgage, charge, hypothec, indenture, deed of trust or other similar interests of a third party;

“Encumbrances Amount”	Has the meaning set forth in § 9.1.2(b);

“Environmental Laws”

All applicable laws or orders of any Governmental Authority pertaining to: reclamation or restoration; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Substances; releases or threatened releases of Hazardous Substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances;

“Environmental Liabilities”

Any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses of any kind or of any nature whatsoever that are asserted against any Person, by any Person or entity other than another Party hereto, alleging liability (including liability for all studies, testing, investigatory, cleanup, response, removal, remediation, containment, restoration, corrective action, closure and reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Substances existing or arising on any of the properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws;

“Excluded Assets”	Has the meaning set forth in § 2.3;

“Excluded Contracts”	Has the meaning set forth in § 3.2;

“Excluded Liabilities”	Has the meaning set forth in § 5.2;

“Financial Statements”	Has the meaning set forth in § 13(f);

“GAAP”	Generally accepted accounting principles in Germany;

“Governmental Authority”

(a) Any multinational, federal, provincial, territorial, tribal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing;

“Guarantor”	Fritz Klausner;

“Hazardous Substances”

Any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment;

“HGB”	The German Commercial Code;

“Intellectual Property”

(a) all software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (b) all rights to any claims of any nature available to or being pursued by the Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages;

“Interim Balance Sheet”	Has the meaning set forth in § 13(f);

“Interim Financial Statements”	Has the meaning set forth in § 13 (f);

“Inventories”	Has the meaning set forth in 2.2(d);

“Klausner Group”	Klausner Holz Thüringen GmbH and Klausner Holding Deutschland GmbH

“KTI”	Klausner Trading International GmbH, Bahnhofstrasse 13, 6372 Oberndorf near Kitzbühel, recorded in the company register at the regional court of Innsbruck under FN 256404s;

“Liabilities”

The debts, liabilities, obligations, claims, Encumbrances, indebtedness, commitments, demands and expenses of any nature or kind, whether known or unknown, accrued or un-accrued, absolute, contingent or otherwise and whether due or to become due, of any Person;

“Material Adverse Effect”

Any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise) or value of the Purchased Assets and/or the operation of the Business in the Ordinary Course of Business as it was at the date of the Interim Balance Sheet; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the lumber and sawmilling industries; or (iii) any changes in financial or securities markets in general; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates;

“Notice of Completion”

Notice by the officiating notary to be issued to Purchaser in accordance with the Real Property Agreement confirming that all of the following conditions precedent for payment of the purchase price under the Real Property Agreement have been satisfied:

•    The registration with the respective land registers of highest ranking priority notices of conveyance (Auflassungsvormerkungen) in relation to the Real Property in favor of Purchaser.

•    The officiating notary has in his possession all necessary documents for the deletion of the encumbrances registered in section III of the respective land registers in relation to the Real Property (such documents all in executable form and either without any conditions or only under conditions that can be fulfilled by making payments out of the purchase price payable under the Real Property Agreement and, as the case may be, out of any additional amounts of the Purchase Price payable under this Agreement) together with the outstanding amounts of the liabilities regarding such encumbrances as well as the bank account details of the respective creditors in relation to the encumbrances registered in section III of the relevant land registers of the Real Property.

•       The officiating notary is in possession of all written declarations of the relevant municipalities that preemption rights in their favor do not exist or are waived.

•       All necessary permits and approvals or deeds required for the Real Property Agreement and its implementation as well as the approval for the registration of title of Purchaser in the Real Property (and other than the clearance certificates form the competent tax authorities) are present to the officiating notary in due form and suitable for the land registers.

“Notices”	Has the meaning set forth in § 20.7;

“Ordinary Course of Business”

When used in relation to the taking of action by the Seller in relation to the Business means that the action is consistent in nature, scope and magnitude with the past practices of the Seller in relation to the Business;

“Party”	A party to this Agreement;

“Permit”

All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in respect of the Business;

“Permitted Encumbrances”	Has the meaning set forth in § 2.1;

“Person”	An individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity;

“Post Purchase Order”	Has the meaning set forth in § 3.1.1(c);

“Post Sales Order”	Has the meaning set forth in § 3.1.1(b);

“Pre-Paid Expenses”

The cash pre-paid expenses of the Business as at the Closing Date which relate to the Purchased Assets, excluding pre-paid insurance, pre-paid freight relating to finished goods produced prior to the Closing Date, any portion of pre-paid expenses of which the Purchaser will not receive the benefit following Closing, as reflected in the Interim Balance Sheet;

“Purchase Price”	Has the meaning set forth in § 9.1.1;

“Purchased Assets “	Has the meaning set forth in § 2.2;

“Purchaser”	Blitz B16-230 GmbH, registered with the Commercial Register of the Local Court of Charlottenburg – Berlin – under HRB 181619 B;

“Real Property”	Has the meaning set forth in § 2.3;

“Real Property Agreement”	Has the meaning set forth in § 2.3;

“Sales and Distribution Agreement”

The sales and distribution agreement, in the form attached as Exhibit “1” hereto, between the Purchaser and the Seller and its Affiliate, pursuant to which, among other things, the Seller and its Affiliate will provide the Purchaser with marketing and sales services in connection with lumber, all as set forth therein;

“Seller”	Klausner Holz Thüringen GmbH, Am Bahnhof 123, 07929 Saalburg-Ebersdorf, Germany, recorded in the commercial register at the district court in Jena under HRB 210044;

“Seller Purchase Price”	Has the meaning set forth in § 9.2(a);

“Seller’s Representations”	Has the meaning set forth in § 13;

“Software Purchase Agreement”

The software purchase agreement, in the form attached as Exhibit “2” hereto, between KTI and the Purchaser, pursuant to which, among other things, KTI will sell software to the Purchaser free and clear of all Encumbrances, all as set forth therein;

“Spares”	Has the meaning set forth in § 2.2(c);

“Storage Property”	The approximately 25 hectares real property located adjacent to the Friesau sawmill owned by ALPHA Privatstiftung, Vienna, as described in the Storage Property Agreement;

“Storage Property Agreement”

The purchase and sale agreement, in the form attached as Exhibit “3” hereto, between an Affiliate of the Purchaser and the owner of the Storage Property, pursuant to which, among other things, such owner will sell the Storage Property to the Purchaser’s Affiliate free and clear of all Encumbrances other than Permitted Encumbrances, all as set forth therein;

“Tangible Property”	Has the meaning set forth in § 2.2(b);

“Taxes”

All taxes on income, dues (including stamp duties, other fees and customs), liabilities (whereby this does not refer to the concept defined as “Liabilities”) and withholding taxes as well as all other taxes, social security contributions, public dues or fees, ancillary tax payments, pre-payments of tax, tax guarantees and financial penalties as well as related ancillary payments, tax prepayments, tax deposits and financial penalties as well as interest and penalties imposed on a company by a public authority or that are payable in accordance with a tax-pooling contract or some other contract relating to a joint liability for payments of which as well as the associated ancillary payments, as described above;

“Transaction Value”

Means the aggregate amount of the Purchase Price plus the price paid by the Purchaser pursuant to the Real Property Agreement plus the price paid by the Purchaser to KTI pursuant to the Software Purchase Agreement; and

“Transition Services Agreement”

The transition services agreement, in the form attached as Exhibit “4” hereto, between the Purchaser and the Seller and its Affiliate, pursuant to which, among other things, the Seller and its Affiliate will provide to the Purchaser certain services in connection with the Purchased Assets, including services relating to information technology systems and other transitional services, all as set forth therein.

1.2	OTHER INTERPRETIVE MATTERS

1.2.1	Calculation of Time Periods

When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the provisions of Section 187 BGB et seq. shall apply.

1.2.2	Gender and Number

Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

1.2.3	Headings

The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. Unless the context otherwise requires, all references in this Agreement to “Sections” or “§” are to the corresponding Section of this Agreement.

1.2.4	Herein

The words “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

1.2.5	Including

The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.2.6	Currency

All currency references included in this Agreement shall refer to euro(s).

1.2.7	Schedules and Exhibits

The Schedules and Exhibits listed below attached to this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if the same had been set forth verbatim herein. At Closing the Seller shall provide the Purchaser with updated versions of Schedules 2.1(b), 2.1(d), 2.2 and 3.1.1(a). These updated versions shall replace the versions attached hereto and shall also form an integral part of this Agreement.

List of Schedules and Exhibits

Schedule “2.1”	Permitted Encumbrances
Schedule “2.1(b)”	Tangible Property
Schedule “2.1(d)”	Permits
Schedule “2.2”	Excluded Assets
Schedule “2.3(a)”	Storage Property
Schedule “2.3(d)”	Real Property
Schedule “3.1.1(a)”	Assumed Contracts
Schedule “4.1.1(a)	Employees to be Transferred
Schedule “13.1(e)(i)”	Customer List
Schedule “13.1(e)(ii)(1)”	List of Suppliers
Schedule “13.1(e)(ii)(2)”	Suppliers Ceasing to Supply Goods
Schedule “13.1(j)(ii)”	Employees with Terminated Contracts
Schedule “13.1(j)(iv)”	Pension Plans and Benefit Agreements
Schedule “13.1(l)(i)”	Outstanding Lawsuits
Schedule “13.1(l)(ii)”	Outstanding Governmental Orders
Schedule “13.1(o)(ix)”	Outstanding Environmental Proceedings/Pending Investigations
Exhibit 1	Sales and Distribution Agreement
Exhibit 2	Software Purchase Agreement
Exhibit 3	Storage Property Agreement
Exhibit 4	Transition Services Agreement
Exhibit 5	Real Property Agreement
Exhibit 6	Notice to Employees
Exhibit 7	Power of Attorney

1.2.8	Knowledge

Any reference to “knowledge” of the Seller shall mean the actual or constructive knowledge of any of Mr. Stephan, Mr. Bujak, Ms. Moser or Mr. Klausner and all knowledge which such persons would have if he or she made due enquiry into the relevant subject matter having regard to his or her role and responsibilities as a director or officer of the Seller.

§ 2

PURCHASE AND SALE

2.1	PURCHASE AND SALE

The Seller hereby sells to the Purchaser with economic effect as of the Closing Date and subject to the terms and conditions set forth herein, free and clear of any Encumbrances (other than such Encumbrances listed at Schedule 2.1 hereto, “Permitted Encumbrances”), all assets pertaining to or used in the Business at Closing, including all of the Seller’s right, title and interest in, to and under all of the assets within the meaning of § 266 paragraph 2 of the HGB, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), and owned by the Seller or to which the Seller is entitled, located on the Real Property, the permanent establishments or office premises of the Seller or otherwise and used as part of the Business which primarily relate to, or are primarily used or held for use in connection with the Business except for any real property and except for the Excluded Assets (collectively the “Purchased Assets”), including, without limitation, the following:

(a)	All rights under any of the Assumed Contracts;

(b)

All furniture, fixtures, equipment, machinery (including, without limitation, machinery under construction), tools, vehicles, office equipment, supplies, computers, laptops, telephones, replacement parts, information technology and communication hardware and software programs, servers, workstations, routers, hubs, switches and other tangible personal property in the meaning of § 266 paragraph 2 A II 2 and 3 HGB (collectively, the “Tangible Property”), including without limitation, those listed at Schedule 2.1(b) hereto;

(c)

(i) All raw materials, semi-finished and finished goods and other inventories (the “Inventories”), including, without limitation, existing stocks of log wood and other types of wood, sawn timber ready for delivery (finished goods) as well as partly processed sawn timber (both prior to and subsequent to drying), all wood chips, wood shavings, saw dust and wood bark and cut-offs located on the Real Property. Should these Inventories be subject to reservation of title, the Seller’s reversionary interest is hereby also sold; and (ii) all spare parts and equipment located on the Real Property at the Closing Date (“Spares”) as set out in a list dated 31 December 2016 delivered by the Seller to the Purchaser;

(d)	All Permits of the Seller, to the extent transferable, including, without limitation, those listed at Schedule 2.1(d) hereto;

(e)

Originals, or where not available, copies, of all books and records relating primarily to the Business, the Purchased Assets, the Assumed Contracts and the Assumed Liabilities within the possession or control of, or available to the Seller or its Affiliates wheresoever located, including, without limitation, all technical documentation relating to the equipment sold, including manuals, reference works and equipment maintenance files, personnel files, engineering drawings, production data, quality control records and procedures, research and development files, records and data, production records, health and safety documentation, all documentation relating to audits and technical examinations (the “Books and Records”).

(f)

All other rights to any claims or actions of any nature available to or being pursued by the Seller to the extent related to the Purchased Assets or the Assumed Contracts, whether arising by way of a counterclaim or otherwise after the Closing Date;

(g)	All of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets, the Assumed Contracts or the Business;

(h)

All pre-paid expenses, credits, advance payments, claims, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees to the extent primarily related to the Business, the Purchased Assets or the Assumed Liabilities, including the Pre-Paid Expenses;

(i)

All information technology and communication hardware and software programs, including, without limitation, any data, databases, servers, computers, notebooks, workstations, tablets, personal computers, routers, hubs, switches, telephone devices, mobile telephones and associated documentation;

(j)	All Intellectual Property as listed in Schedule 2.1(b) hereto and as far as it is not part of the Transition Services Agreement;

(k)	All goodwill of the Business in the meaning of § 266 paragraph 2 A I 3 HGB; and

(l)	The Customer List, along with all customer data, databases, pricing history and complaints.

The Purchaser herewith accepts such sale.

2.2 EXCLUDED ASSETS

Notwithstanding § 2.2, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)

Creditor accounts reporting a debit balance, value adjustments on other receivables, claims to short-time working benefits, input value added Tax deductible in the following year and foreign value added Tax;

(b)	All accounts receivables, other than those specifically included in the Purchased Assets;

(c)	Cash-on-hand, balances with the Bundesbank and credit institutions and cheques within the meaning of § 266 paragraph 2 B IV HGB;

(d)	Any Purchased Assets sold or otherwise disposed of by the Seller in the Ordinary Course of Business or as otherwise specifically permitted by this Agreement;

(e)	Those other assets listed at Schedule 2.2 hereto; and

(f)	All finished goods that are already sold by the Seller but are still located on the Real Property or Storage Property at the Closing Date.

On, or as soon as reasonably practicable after the Closing Date but no later than within 30 days (and within 120 days for the archives and files not relating to the Business) of the Closing Date, the Seller shall, at its sole expense, remove any Excluded Assets from the Real Property as well as from the permanent establishments, office premises and other premises used as part of the Business, including, at their sole cost, disassembling the Excluded Assets, if necessary. The Purchaser will cooperate with the Seller in removing the Excluded Assets and in clearing all archives and removing all files by granting access to the premises during normal office hours.

2.3 CONCURRENT AGREEMENTS IN RELATION TO REAL PROPERTY, STORAGE PROPERTY AND SOFTWARE

Concurrently with the execution of this Agreement, the Parties shall execute or cause their respective Affiliates to execute:

(a)	the Storage Property Agreement regarding the Storage Property described in Schedule 2.3(a) hereto, in the form attached hereto as Exhibit 3;

(b)	the Software Purchase Agreement between KTI and the Purchaser, in the form attached hereto as Exhibit 2.

(c)	the Sales and Distribution Agreement between KTI and the Purchaser, in the form attached hereto as Exhibit 1;

(d)

a real property sale and transfer agreement (the “Real Property Agreement”) regarding the real property described in Schedule 2.3(d) hereto (the “Real Property”), in the form attached hereto as Exhibit 5; and

(e)	the Transition Services Agreement between KTI and the Purchaser, in the form attached hereto as Exhibit 4.

§ 3

ASSUMED CONTRACTS

3.1	ASSUMED CONTRACTS/POST CLOSING ORDERS

3.1.1	Assumed Contracts

(a)

The Seller hereby sells to the Purchaser with economic effect as of the Closing Date and subject to the terms and conditions of this Agreement, those contracts set forth in Schedule 3.1.1(a) hereto and any rights and claims of the Seller thereunder, in full discharge of all obligations of the Seller thereunder (the “Assumed Contracts”), provided that the Purchaser shall not assume any Liabilities or Claims under such Assumed Contracts to the extent that they relate to the time period prior to the Closing Date or are otherwise Excluded Liabilities. The Purchaser accepts such sale.

(b)

From the date of this Agreement to the Closing Date, the Seller will on a weekly basis advise and keep the Purchaser informed of all sales orders for lumber that the Seller wishes to accept in the Ordinary Course of Business and on customary terms and prices and which orders will not be (or may reasonably be expected not to be) fulfilled by the Seller prior to the Closing Date and for which payment shall have not been received prior to the Closing Date (a “Post Sales Order”). The Purchaser shall advise the Seller in writing of which Post Sales Orders it wishes to accept and is willing to assume hereunder (an “Assumed SO”). At least two Business Days prior to the Closing Date, the Seller will provide the Purchaser with an updated list of Assumed SO’s. On Closing, the Purchaser shall take over and assume all of the Assumed SO’s and be entitled to all of the sales proceeds thereof; and

(c)

From the date of this Agreement to the Closing Date, the Seller will promptly advise and keep the Purchaser informed of all contracts or orders for log wood entered into by the Seller in the Ordinary Course of Business which are on customary terms and prices and which wood will not be (or may reasonably be expected not to be) delivered to the Sawmill prior to the Closing Date (a “Post Purchase Order”). At least two Business Days prior to the Closing Date, the Seller will provide the Purchaser with an updated list of Post Purchase Orders. The Purchaser shall take over and assume such Post Purchase Orders up to an aggregate amount of 2,000,000 euros (EUR two million) (the “Assumed POs”), with any excess not being an Assumed PO.

3.1.2	No Changes Permitted

From the date of this Agreement until the Closing Date, the Seller shall neither amend nor for its part terminate any of the Assumed Contracts having a value or involving consideration of fifty thousand euros (EUR 50,000) or more, nor conclude new contracts of this nature without the Purchaser’s prior consent. Should, prior to the Closing Date and contrary to this undertaking and without the Purchaser’s consent, any such contract:

(a)

be amended or renewed by the Seller, the Purchaser may, at its option, terminate this Agreement, decline to take over such contract or demand compensation from the Seller for disadvantages incurred after the Closing Date as a result of taking over, contrary to the Seller’s undertaking, the amended or newly concluded contract; and

(b)

be terminated by the Seller, the Purchaser may, at its option, terminate this Agreement or demand compensation for disadvantages it incurs after the Closing Date as a result of the terminated contract no longer being in force.

3.2	EXCLUDED CONTRACTS

Any contracts in relation to the Business not listed as Assumed Contracts in Schedule 3.1.1(a) hereto shall be excluded from the sale to the Purchaser (the “Excluded Contracts”). Notwithstanding the foregoing, the Seller shall satisfy its obligations under the Excluded Contracts as they become due, on a timely basis.

3.3	ACQUISITION FOLLOWING THE CONCLUSION OF THE AGREEMENT

Should a contract belonging to the Seller not be an Assumed Contract, at the time of the signing of this Agreement and for a period of three months following the Closing, the Purchaser may declare that it wishes to take over such contract, provided that the contract is still in force at the time and relates to the Business, at which time, the contract will be treated as an Assumed Contract and all steps must be taken to implement the transfer of such contract, in accordance with the terms of this Agreement.

§ 4

EMPLOYMENT RELATIONSHIPS

4.1	TRANSFER OF OPERATIONS

4.1.1	Transfer

(a)

The Seller and the Purchaser agree that the execution of this Agreement constitutes a transfer of operations in accordance with § 613a of the German Civil Code (“BGB”) and that, at Closing, all employment relationships attributable to the Business shall transfer to the Purchaser to the extent provided for in § 613a BGB. Schedule 4.1.1(a) hereto contains a complete and correct list of all employees attributable to the Business (“Employees to be Transferred”), , in each case including the names and functions, age and duration of employment, weekly working hours, salaries, leave entitlement, periods of notice, services and other remuneration, which are currently paid or granted or which must be granted at present or in the future, the details of all profit participations, employee stock option plans, bonuses and other results-based payments, commissions, insurances, liability insurances, cars, apartments and other payments in kind for the Employees to be Transferred.

(b)

The Purchaser may, at its sole option, make offers of employment to certain selected employees of KTI, being an Affiliate of the Seller, who are engaged in sales and marketing or in Intellectual Property for the Business regarding the subject matter of the Software Purchase Agreement. The Purchaser and the Seller shall cooperate (and the Seller shall cause KTI to cooperate) to transfer any such selected employees of KTI to the Purchaser. If any such selected employees of KTI object to the transfer of their employment to the Purchaser, they shall remain employees of KTI.

4.1.2	Existing Situation

Without the Purchaser’s prior consent and following the conclusion of this Agreement and until the Closing, the Seller:

(a)

shall neither terminate, nor end by mutual agreement, the employment relationships referred to in § 4.1.1(a) of the Employees to be Transferred to the Purchaser, nor shall it agree to amend the contracts of employment of such employees out of the Ordinary Course of Business; and

(b)	shall not appoint or employ any additional employees.

4.1.3	Objections

Should any of the Employees to be Transferred not transfer with the Business to the Purchaser, the Seller shall continue to be liable for all costs relating to such employment relationships, including pension liabilities, the costs resulting from the termination of their contracts of employment, including any termination indemnities as well as obligations in connection with income Tax and social security contributions, holidays not taken, working time credits, fixed and variable remuneration, holiday and Christmas bonuses as well as other special payments and shall indemnify the Purchaser against any and all Liabilities in relation to such employees.

4.2	NOTIFICATION OF THE EMPLOYEES

Five (5) weeks, at the latest, prior to the planned Closing Date, the Seller and the Purchaser shall jointly and comprehensively, in accordance with § 613 a Abs. 5 BGB, provide notice to the Employees to be Transferred, in writing and in the form attached hereto as Exhibit “6”, of the pending transfer of operations and of the transfer of their employment relations, and make these employees aware of their right to object to the legal transfer of their employment relationships within one (1) month of having received the notice informing them of such transfer. The Seller shall be responsible for the correctness and completeness of the current information concerning the employment relationships with the Seller contained in the notice informing the employees of the transfer of operations. The Purchaser shall be responsible for the correctness and completeness of all information concerning the status of the employment relationships and the employment situation of the Employees to be Transferred from the time of their transfer to the Purchaser, including understandable information concerning the Purchaser’s future plans. The Parties shall endeavour, to the best of their ability, to convince the Employees to be Transferred affected not to object to this transfer. The Parties shall inform each other when the information notice has been received by the Employees to be Transferred and if and when objections have been received.

4.3	ADDITIONAL EMPLOYEES

Should further employees be transferred to the Purchaser in accordance with § 613 a BGB, due to the implementation of this Agreement, in addition to the Employees to be Transferred (hereafter “Additional Employees”), the Seller shall bear all costs resulting from the employment and the termination of the contracts of employment of the Additional Employees, including, salary, pension claims, any termination indemnities, as well as obligations in connection with holidays not taken, working time credits, fixed and variable remuneration, holiday and Christmas bonuses and other special payments, and shall indemnify the Purchaser of any such costs. The Purchaser shall immediately terminate the employment relationships of these employees at the expense of the Seller, provided that this is legally possible and unless it notifies the Seller in writing that it wishes to retain the employees concerned, in which case, the Seller shall not be obliged to bear any costs. Should a termination indemnity be paid without any legal obligation on the termination of the employment relationships that exceeds what is required by law or the relevant contract of employment, the Seller shall only be required to refund these costs should they have consented, acting reasonably, to the amount of the termination indemnity beforehand. No consent shall be required should the termination indemnity be paid as part of an equalisation of interests.

4.4	TREATMENT OF EMPLOYEES ALREADY TERMINATED

§ 4.3 applies mutatis mutandis in relation to employment relationships of such employees that are to be taken over in accordance with § 4.1.1, who terminated their employment relationship prior to the Closing and such termination coming into effect after the Closing or have been terminated by the Purchaser, irrespective of whether this applied to employees to be terminated. The Seller’s rights and obligations arising from employment relationships terminated before the Closing, including the obligation to pay welfare benefits to employees who have already left the Company or their dependent relatives, are to be borne solely by the Seller and shall not be assumed by the Purchaser.

4.5	EXEMPTION

The Seller shall indemnify the Purchaser of all Liabilities and payment obligations with regard to the Employees to be Transferred, such as wages, bonuses, termination indemnities, pension payments, payroll Tax and claims due to Employees to be Transferred, to the extent that such claims relate to periods of time or events prior to Closing.

4.6	POSTPONED OBLIGATIONS

Should postponed obligations exist with regard to the Employees to be Transferred, such as anniversary payments, holiday entitlements and termination indemnities, the Seller is required to provide the amounts necessary in order to completely satisfy these claims by the Closing Date. This shall occur by the Purchaser reducing the Purchase Price accordingly. The Seller is required to notify these amounts to Purchaser at least five (5) Business Days prior to Closing in the form of a list.

4.7	NOTIFICATION OF THE WORKS COUNCIL

The Seller shall fulfil all its legal obligations towards its employees, including the obligation to notify and to provide information to the Seller’s works council/employees’ economic affairs committee. The Seller shall inform the Purchaser about such measures before they are taken and shall consult with the Seller in this regard.

§ 5

LIABILITIES

5.1	ASSUMED LIABILITIES

The Seller hereby sells to the Purchaser with economic effect as of the Closing Date and subject to the terms and conditions set forth herein the following Liabilities but only to the extent that such Liabilities do not result from or relate to any claims, facts or events which existed, or occurred prior to Closing (collectively, the “Assumed Liabilities”):

(a)

all Liabilities in respect of the Assumed Contracts but only to the extent that such Liabilities are required to be performed (fällig) after the Closing Date and do not relate to any failure to perform, breach, default or violation by the Seller prior to Closing;

(b)	all Liabilities arising under the Permits (to the extent they are transferred to the Purchaser) listed in Schedule 2.1(d) hereto; and

(c)	those Liabilities referred to in § 4 that are explicitly assumed by the Purchaser pursuant to the terms thereof.

The Purchaser accepts such sale.

5.2	EXCLUDED LIABILITIES

All Liabilities of the Seller other than the Assumed Liabilities shall be excluded from the sale to the Purchaser, regardless of whether such Liabilities are imposed by law, contract or otherwise (collectively “Excluded Liabilities”), including, without limitation, the following Liabilities:

(a)

any Liabilities of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)

any Liabilities for (i) Taxes of the Seller or (ii) Taxes on Purchased Assets to the extent they are allocable to periods ending on and including the Closing Date or (iii) value added Tax resulting from supplies of the Seller or the reduction of input value added Tax claimed by the Seller (alle Verbindlichkeiten bezüglich (i) Steuern des Verkäufers oder (ii) Steuern der verkauften Vermögensgegenstände soweit sie Zeiträumen zuzuordnen sind, die am und einschließlich des Closing Dates enden oder (iii) Umsatzsteuer die aus Vorräten des Verkäufers oder einer vom Verkäufer geforderten Herabsetzung der Vorsteuer resultiert);

(c)	any Liabilities relating to or arising out of any Excluded Assets or Excluded Contracts;

(d)	any Liabilities for purchase orders for wood or other consumables that are not an Assumed PO and sales orders or commitments for lumber that are not an Assumed SO;

(e)	any Liabilities of the Seller which constitute intercompany payables owing to their Affiliated Companies or which constitute debt, loans or credit facilities owing to lenders;

(f)

any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets (ii) are issued by the Business’ customers to the Seller on or before Closing (iii) did not arise in the Ordinary Course of Business or (iv) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(g)

any claims, Environmental Liabilities, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller; and

(h)

any Liabilities arising out of, in respect of or in connection with (i) the failure by the Seller to comply with any law or order of a Governmental Authority, or (ii) payments or entitlements under the EEG received by the Seller or its Affiliates without the respective entitlement.

5.3	PAYMENT OF EXCLUDED LIABILITIES

The Seller shall pay and satisfy, in accordance with its obligations, all Excluded Liabilities which it is obligated to pay and satisfy, other than amounts being disputed in good faith.

§ 6

TRANSFER OF TITLE; GRANT OF POSSESSION; LIABILITIES; ASSUMPTION OF CONTRACTS

6.1	TRANSFER OF TITLE

Subject to the condition precedent (aufschiebende Bedingung) of the Seller Purchase Price being paid, the Seller hereby transfers and assigns all Purchased Assets to Purchaser and the Purchaser hereby accepts such transfer and assignment. To the extent that any Intellectual Property is not assignable, the Seller hereby grants to the Purchaser a royalty free, non-exclusive, worldwide and irrevocable transferable license to exploit, use, distribute and amend the Intellectual Property. In regard of the company name “Klausner Holz Thüringen” or “KHT” the aforementioned license is only granted for a time of six (6) months beginning with the Closing Date.

6.2	GRANT OF POSSESSION

To the extent applicable, the Seller shall transfer possession (Übergabe) of the Purchased Assets to the Purchaser at Closing, at which time, benefits and obligations shall pass to the Purchaser. To the extent that the Purchased Assets are located on the Real Property or in the permanent establishments, office premises and other premises used as part of the Business, the Seller is required to grant the Purchaser exclusive control of the keys to the premises referred to above and instruct the Employees to be Transferred to exercise possession of the Purchased Assets on behalf of the Purchaser as of Closing. Should it not be possible to grant direct possession of Purchased Assets at Closing, the Seller shall, from the Closing, at no costs, keep and maintain possession of such Purchased Assets on behalf of, and for the sole benefit of, the Purchaser which will as of Closing hold indirect possession (mittelbarer Besitz) (§ 690 BGB shall not apply). Should the Purchased Assets be in the possession of a third party at Closing, the Seller, subject to the condition precedent of the Seller Purchase Price being paid, hereby assigns to the Purchaser, which accepts such assignment, its rights to restitution (Herausgabeanspruch) vis-à-vis such third party to the Purchaser. Should additional measures or declarations be required in order to secure the grant of possession, the Seller shall carry out these measures or submit these declarations. To the extent Purchased Assets at Closing are subject to a retention of title (Eigentumsvorbehalt) or to a transfer of title by way of security assignment (Sicherheitsübereignung), the Seller, subject to the condition precedent of the Seller Purchase Price being paid, hereby assigns to the Purchaser, which accepts such assignment, any expectancy rights (Anwartschaftsrechte) in respect of such Purchased Assets.

6.3	LIABILITIES

Subject to the condition precedent of the Seller Purchase Price being paid, the Purchaser hereby assumes (befreiende Schuldübernahme) the Assumed Liabilities and the Seller agrees to such assumption.

6.4	ASSUMPTION OF CONTRACTS

Subject to the condition precedent of the Seller Purchase Price being paid, the Seller hereby assigns and transfers and the Purchaser hereby assumes the Assumed Contracts and all rights and obligations thereunder (other than Excluded Liabilities and any obligations excluded by the terms of this Agreement).

§ 7

CONSENT OF THIRD PARTIES, ADDITIONAL MEASURES

7.1	OBLIGATION TO COOPERATE

Should any consent of third parties, including, without limitation, the consent of debtors, creditors for certain Liabilities and contractual partners or the consent of any Governmental Authority, including any merger control approvals or clearances, be required in order to transfer the Purchased Assets or the Assumed Contracts in accordance with this Agreement, the Seller shall use its best efforts to secure such consent. With regard to the Real Property that are also to be sold, this also applies to all Permits and negative clearances that are required for the validity of this Agreement and completion of the transaction in the land register, which must then be submitted immediately to the officiating notary.

7.2	SHOULD CONSENT NOT BE GRANTED

7.2.1	General Principle

Should it not be possible or expedient in the opinion of the Parties, acting reasonably, to obtain the consent required in accordance with § 7.1 or should this consent be withheld, the Seller and the Purchaser shall in their internal relations with each other, act and allow themselves to be treated as if the transfer of the Purchased Assets or the transfer of the Assumed Contracts had in fact been validly carried out as at the Closing Date. Notwithstanding any provision in this § 7 to the contrary, the Purchaser shall not be deemed to have waived its rights under § 7.1 hereof unless and until the Purchaser provides the Seller written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

7.2.2	Trusteeship

In the event of a consent required under § 7.1 is not obtained or such consent is withheld, in relations with third parties, the Seller shall remain owner of the relevant Purchased Assets and contractual party in the relevant Assumed Contracts but, in its internal relations with the Purchaser, the Seller shall own or hold the relevant Purchased Assets or fulfil the relevant Assumed Contracts subject to the instructions by and for the account of the Purchaser. To this end – to the extent permitted – the Seller shall conclude any sub-licences, sub-rentals or sub-contractor agreements and enforce any rights due under the Purchased Assets or Assumed Contracts. Wherever necessary, the Seller shall grant powers of attorney and/or class action declarations to the Purchaser, such that the Purchaser can also pursue rights and claims in its own name. This does not apply to employment relationships, the transfer of which to the Purchaser has been rejected by the employee in accordance with § 613a paragraph 6 BGB.

7.3	PAYMENT RECEIVED

Should the Seller receive payments or other types of performance for receivables and other claims subsequent to Closing, that according to the provisions of this Agreement should be transferred to the Purchaser, or receive payments in connection with any of the Purchased Assets or the Assumed Contracts, they are required to transfer same to the Purchaser immediately and vice versa. The Seller shall forward to the Purchaser all quotations, orders, enquiries and other correspondence relating to any of the Purchased Assets or an Assumed Contracts that they receive subsequent to the Closing Date.

§ 8

OFFICIAL PERMITS

8.1	TRANSFERABILITY

The Seller and the Purchaser assume that the granted Permits, listed at Schedule 2.1(d) hereto (other than the Non-Assignable Permits), concern relevant Permits, which can be used by the Purchaser without consent with the acquisition of the Purchased Assets pursuant to this Agreement. A report regarding the change in operator is to be submitted by the Purchaser to the responsible authority in connection with several Permits. In this regard and in the event that the Purchaser has to apply for personal official Permits (personal concessions), the Seller shall make every effort to support the Purchaser in its effort to submit such report or to have a new Permit granted, as the case may be.

8.2	POWER OF ATTORNEY

The Seller hereby authorizes the Purchaser for the transfer and with regard to the Permits cited under §8.1:

(a)	to obtain information from the responsible public offices, to inspect the files and to have copies made;

(b)	to file preliminary building applications, building, approval and funding applications of all kinds including Permit applications according to the Federal Emission Control Act;

(c)	to submit all declarations, which are necessary for the granting of a building Permit/Federal Emission Control Act Permit or a change to a Federal Emission Control Act Permit; and

(d)	to access the properties and the buildings situated on such properties before the transfer of possession to the Seller already after the prior arrangement of an appointment.

The Seller shall immediately upon the execution of this Agreement issue the power of attorney, the form of which is attached hereto as Exhibit 7, to the Purchaser for this purpose.

§ 9

PURCHASE PRICE

9.1	PURCHASE PRICE

9.1.1	Purchase Price

The purchase price to be paid by the Purchaser to the Seller for the sale of the Purchased Assets and the Assumed Contracts shall be the sum of the following (collectively, the “Purchase Price”):

(a)	24,750,000 euros (EUR twenty four million seven hundred fifty thousand), (“Business Value”)

(b)	the aggregate value of the Inventories and Spares,

(c)	the Pre-Paid Expenses as determined in accordance with § 9.2.2, and

(d)	minus any amounts pursuant to § 4.6.

9.1.2	Payment of the Purchase Price

The Purchase Price is payable as follows:

(a)

an amount equal to the difference between the Purchase Price and the Encumbrances Amount shall be paid to the Seller at Closing to an account to be notified by the Seller at least five Business Days prior to the Closing Date (“Seller Purchase Price”); and

(b)

an amount required to discharge the encumbrances registered in section III of the relevant land registers of the Real Property (“Encumbrances Amount”) shall be paid to the respective creditors in relation to the encumbrances registered in section III of the relevant land registers of the Real Property to the accounts notified in the Notice of Completion at the later of (i) the Closing, or (ii) within 10 Business Days after the officiating notary has issued to the Purchaser the Notice of Completion in accordance with the Real Property Agreement, provided that any amounts of the Encumbrances Amount which are not required to discharge the encumbrances registered in section III of the relevant land registers of the Real Property shall be paid to the Seller,

If the Encumbrances Amount has not been finally determined and notified to the Purchaser pursuant to the Notice of Completion five Business Days prior to the Closing Date, the Seller Purchase Price payable at Closing pursuant to § 9.1.2(a) above shall be an amount of 7,750,000 euros (EUR seven million seven hundred fifty thousand), provided that any residual amount of the Purchase Price shall be paid pursuant to § 9.1.2(b).

9.2	ALLOCATION OF PURCHASE PRICE

The Parties agree to allocate the Business Value to the Business in an allocation Schedule (the “Allocation Schedule”). The Purchaser shall prepare the Allocation Schedule in good faith and provide the Allocation Schedule to the Seller no later than on the Closing Date. The Allocation Schedule shall also set forth the relevant amounts for Inventories and Spares and the Pre-Paid Expenses. Amounts pursuant to § 4.6 shall also be reflected by amending the Allocation Schedule.

9.3	INVENTORIES / PRE-PAID EXPENSES

9.3.1	Inventories and Spares

For the purposes of § 9.1.1(b):

(a)

the inventories shall be valued as at the Closing Date in accordance with GAAP based on an inventory count by representatives of the Seller conducted in the presence of representatives of the Purchaser as of the close of business on the Business Day three (3) Business Days prior to the Closing Date; and

(b)

the Spares shall be valued as at the Closing Date in accordance with GAAP based upon a listing of the Seller dated 31 December 2016 and provided to the Purchaser and adjusted to reflect consumption, usage and obsolescence of Spares since such date.

With respect to any log or wood acquired by the Purchaser as part of the Inventories on Closing, any subsequent debits or rebates based on measurement or quality shall be for the account of the Purchaser.

9.3.2	Pre-Paid Expenses

For the purposes of §9.1.1(c) the amount of the Pre-Paid Expenses shall be determined as at the Closing Date based upon the Interim Balance Sheet and adjusted to the Closing Date.

9.3.3	Value Added Tax

The Seller and the Purchaser mutually assume that the sale of Purchased Assets regulated in this Agreement concerns a business sale in its entirety according to § 1 Par. 1a German Value Added Tax Act (UStG). If the fiscal authorities determine a deviating assessment for value added Tax (“VAT”) purposes, the Purchase Price shall be increased by the VAT in the statutory amount, insofar as the Purchaser is not the Tax debtor of the VAT (reverse charge). The VAT, which is due on the sale and the assignment of the Purchased Assets, is to be additionally borne by the Purchaser. Should the fiscal authorities negate a business sale in its entirety according to § 1 Par. 1a UStG, the following provisions shall apply to the treatment of the sale for VAT purposes:

(a)

The Seller assures that it is selling all assets, which are the object of this Agreement and do not represent real estate, as an entrepreneur according to § 2 UStG within the scope of the enterprise. The Purchaser assures that it will use these assets for entrepreneurial purposes within the scope of its enterprise according to § 2 UStG. The Purchaser undertakes to additionally bear the VAT relating to the corresponding share of the Purchase Price.

(b)	The Seller undertakes to issue a proper invoice to the Purchaser concerning the Purchased Assets within the meaning of §§ 14, 14a UStG.

(c)	The statutory VAT, if such is due, is to be disclosed separately in the invoice for the share of the Purchase Price which relates to those Purchased Assets that are not real estate.

(d)	The Seller and the Purchaser hereby explicitly make it clear that this Agreement does not represent an invoice within the meaning of §§ 14, 14a UStG.

(e)

If the Seller owes VAT towards the responsible fiscal authorities from the sale and the assignment of the Purchased Assets, the Parties hereby agree that the Purchaser is entitled to assign its corresponding claim for refund of VAT from the acquisition of the Purchased Assets to the Seller, in lieu of payment, instead of settling the VAT towards the Seller. The Parties agree to cooperate in full with regard to the assignment and to submit all necessary documents towards the fiscal authorities. However, this procedure will only be applied if the involved fiscal authorities agree to this procedure.

The Parties will cooperate duly reflecting the VAT treatment of the transaction itself and any adherent transactions in their VAT returns. This shall include, but not be limited to, the exchange of VAT relevant information between the Parties. In particular, Seller shall provide the Purchaser with regard to the Purchased Assets (i) all necessary information for an adjustment of input VAT pursuant to § 15a UStG (if any) and (ii) copies of all necessary documents required for such adjustment as soon as practicable after the Closing. If the relevant fiscal authorities request full disclosure of such documents in original, Seller shall, upon Purchaser request, provide the respective documents in original.

9.4	INTEREST

9.4.1	Interest

Insofar as a Party does not make a payment that is to be made in accordance with this Agreement to another Party, such payment is to bear interest from the respective due date until payment is made at a rate of 3.75% p.a. above the three-month EURIBOR, determined as of the respective due date.

§ 10

CONDITIONS

10.1	CONDITIONS PRECEDENT

The obligations of the Parties to consummate the transactions contemplated by this Agreement (“Closing”) are subject to the fulfilment of the following conditions (“Closing Conditions”):

(a)	the execution of the agreements pursuant to § 2.3;

(b)	release or approval of the transaction provided for in this Agreement by all competition, merger or anti-trust Governmental Authorities having authority or jurisdiction;

(c)	there shall not have occurred a Material Adverse Effect from the date of this Agreement to the Closing Date;

(d)

the Seller’s Representations shall be true and correct in all material respects on and as of the date of the Agreement and the Closing Date and the Seller shall provide the Purchaser with a written statement in this regard; and

(e)	the Seller shall have duly performed and complied, in all material respects, with all agreements in § 3.1.1(b), § 3.1.1(c), § 3.1.2, 4.1.2 and Article 12, prior to or on the Closing Date.

10.2	WAIVER

The Purchaser may, unilaterally and in its sole discretion, waive the occurrence of any of the conditions precedent set out in § 10.1 by providing written notice of such waiver to the Seller.

10.3	NON-OCCURRENCE OF CONDITIONS

10.3.1	Termination

If any condition set out in § 10.1 has not been fulfilled or waived by the Purchaser in accordance with § 10.2 within 120 days after the conclusion of this agreement, each of the Purchaser or the Seller is entitled to terminate this Agreement by providing written notice thereof to the other Parties, provided that the non-occurrence of such conditions was not a result of a breach by such Party of its obligations under this Agreement or any inaction by such Party.

10.3.2	Cooperation

The Parties undertake to reciprocally provide each other all information and to assist in all business transactions and legal acts, which are reasonably necessary in order to execute this Agreement and to make reasonable efforts in order to ensure that the Closing Conditions occur as soon as possible. The Seller undertakes to make all information available immediately, which is necessary in order to conduct the proceedings before the responsible competition authority or that which is requested hereby. After Closing, the Parties shall cooperate and mutually support each other in good faith, insofar as this is necessary and deemed reasonable in order to ensure a smooth transition of the Business to the Purchaser.

10.3.3	Cartel Authorities

With respect to the condition set out in § 10.1(b), the Purchaser is obliged to file a corresponding application at the responsible competition, merger control or anti-trust authority/authorities within a deadline of the later of two (2) weeks from the conclusion of this Agreement and four (4) Business Days after the Seller has provided the Purchaser with all required information for such filings, and to conduct the proceedings at the responsible competition authorities de lege artis.

10.4	CONSEQUENCES OF THE NON-OCCURRENCE OF THE CONDITIONS

The termination of this Agreement in accordance with § 10.3.1 shall not entitle any of the Parties to assert claims for damages against the other Party, except in the event that the non-occurrence of a Closing Condition was caused by a breach by the other Party of its obligations under this Agreement or any inaction by other Party. The provisions of this § 10.4 and of §§ 17 to 20 shall also continue to apply in case of a termination of the Agreement.

§ 11

CLOSING

11.1	CLOSING

The Closing shall take place on the Closing Date at the offices of Cleary Gottlieb Steen & Hamilton LLP, Neue Mainzer Straße 52, 60311 Frankfurt am Main, Germany.

11.2	CLOSING ACTIONS

Upon Closing, the Parties shall perform the following actions simultaneously:

(a)	the Purchaser shall make the payment of the Seller Purchase Price to the Seller, and, as the case may be, the payment of the Encumbrances Amount in accordance with § 9.1.2(b);

(b)	the Seller shall provide the Purchaser with the Schedules updated pursuant to § 1.2.;

(c)

the Seller shall provide to Purchaser a copy of the termination agreement between ALPHA Privatstiftung, Vienna, and the Seller evidencing the termination of the lease agreement between ALPHA Privatstiftung, Vienna and the Seller in relation to the Storage Property dated 29 April 2013 with effect as of the Closing Date; and

(d)	the Seller shall grant the Purchaser possession of the Purchased Assets as contemplated in § 6.2 of this Agreement.

After all of the actions set forth above in this § 11.2 have been performed, the Seller, the Purchaser and the Guarantor shall in a written document to be jointly executed by the Seller and the Purchaser confirm that each such action has been performed or waived and that the Closing has occurred.

§ 12

ACTS BETWEEN SIGNING AND CLOSING

12.1	COMPLIANCE WITH REPRESENTATIONS AND WARRANTIES

From the date hereof and until the Closing, the Seller undertakes not to carry out any acts or to refrain from any acts, which result in or could result in a breach of the Seller’s Representations, without the Purchaser’s prior written consent.

12.2	CONDUCT OF BUSINESS PRIOR TO CLOSING

From and after the date hereof and until the Closing Date, except as otherwise consented to in writing by the Purchaser, the Seller will carry on the Business in the Ordinary Course of Business and, without limiting the generality of the foregoing, the Seller shall:

(a)

take all reasonable commercial efforts to protect and preserve the Purchased Assets and the Real Property and maintain the Purchased Assets and the Real Property in proper working condition, subject to normal wear and tear and defend and protect the Purchased Assets and the Real Property from infringement or usurpation;

(b)	perform all material obligations of the Seller under the Purchased Assets and the Assumed Contracts;

(c)	maintain the Books and Records in the Ordinary Course of Business;

(d)	to the extent permitted by law consult with the Purchaser regarding any material matters relating to the Business;

(e)

comply in all material respects with all laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets and the Real Property, including in accordance with all Permits, and preserve and maintain all Permits required for the Business;

(f)	continue to pay the salaries, wages and any other employee benefits to the Seller’s employees and remit all Taxes in time and to submit all Tax returns in time;

(g)

give immediate notice to the Purchaser of any potential defaults or breaches of the Seller’s Representations or any other material matters which may affect the Purchased Assets, the Real Property or the Business forthwith upon becoming aware of such matters; and

(h)	maintain the business relationships of the Business with suppliers, customers, landlords, lenders and employees and keep the existing customer, supplier and sales structure of the Business intact.

12.3	OTHER ACTS

Without limiting the generality of this § 12 and to the extent permitted by law, the Seller shall not, without the prior written consent of the Purchaser:

(a)

sell, dispose of, or take any action resulting in the imposition of an Encumbrance, of any kind whatsoever, of the Purchased Assets, in particular of machines, real estates, participations, plants, plant parts, receivables or similar items with a value of more than fifty thousand euros (EUR 50,000) or the Real Property ;

(b)	sell Inventories other than in the Ordinary Course of Business;

(c)	Materially alter payment terms with customer and suppliers;

(d)

commence or settle any litigation or arbitration proceeding with a value in dispute of more than fifty thousand euros (EUR 50,000) in each individual case. The Seller shall notify the Purchaser immediately if any such litigation or arbitration proceeding is commenced by a third party in connection with the Business;

(e)	waive any rights under Assumed Contracts, including any acceleration, termination, material modification or cancellation of the Assumed Contracts; and

(f)	take any action that would be contrary to or conflict with the provisions of § 12.2 - “Conduct of Business Prior to Closing”.

The Seller shall not enter into any obligations until the Closing Date to carry out one or more of the acts listed above at a future date.

§ 13

SELLER’S REPRESENTATIONS AND WARRANTIES

13.1	SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants (sichert zu und garantiert) to the Purchaser by way of an independent promise of guaranty (selbständiges Garantieversprechen) within the meaning of Section 311 (1) BGB that the statements set forth in this §13 are each true and correct and are not misleading as of each of the date hereof and the Closing Date (the “Seller’s Representations”).

The Seller hereby represents and warrants to the Purchaser within the meaning of § 13:

(a)	Corporate Matters:

(i)

The Seller was properly founded as a German limited liability company (Gesellschaft mit beschränkter Haftung), is entered in the commercial register at the district court in Jena under HRB 210044 and exists legally effective.

(ii)

No insolvency or similar proceedings have been initiated or applied for under any applicable laws against the Seller, nor has any such proceeding been threatened, and there are no circumstances that would require or justify the opening of such proceedings.

(iii)

The Seller has all requisite corporate power and authority to execute this Agreement and all other documents executed by it in connection with this Agreement and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement by the Seller and all other documents executed by it in connection with this Agreement has been duly authorized by all corporate action.

(iv)

No consent, approval or authorization is required to be obtained by the Seller in connection with the execution of this Agreement by the Seller or any other document executed by it or any other company in the Klausner Group in connection with this Agreement or for the consummation of the transactions contemplated hereby and thereby.

(v)

The execution, delivery and performance of this Agreement by the Seller and all other documents, which are to be executed by the Seller or any other company in the Klausner Group in connection with this Agreement, and the fulfillment of the thus ensuing obligations, will not result in:

A.	conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Seller;

B.	conflict with or result in a violation or breach of any applicable laws, Permit, judgement or order of any Governmental Authority;

C.

require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or any event that, with or without notice of lapse of time or both, would constitute a default under, result in acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or Permit to which the Seller is a party or result in the creation or imposition of any Encumbrance on the Purchased Assets; or

D.

will not result in the loss of any transferrable Permit as listed as such in Schedule 2.1(d), which would otherwise be transferred to the Purchaser, and do not give any Governmental Authority, the right to request a Permit or to modify or revoke a Permit, which is held by the Seller or to which the Business is bound or to which any of the Purchased Assets are subject (including the Assumed Contracts).

(b)	Purchased Assets:

(i)

The Purchased Assets along with the Real Property constitute all of the Assets of the Seller necessary to operate, or otherwise used by the Seller in connection with, the Business and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted, other than certain information technology systems specifically listed as an Excluded Asset in Schedule 2.2 hereto.

(ii)

The Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances other than as set forth in Schedule 2.1 hereto, all of which shall be discharged on or before Closing, other than Permitted Encumbrances.

(iii)

The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other Tangible Property included in the Purchased Assets are at the Closing Date structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, including the operation of the Business, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c)	Assumed Contracts:

(i)	Each of the Assumed Contracts is in full force and effect and has not been amended, revoked modified or terminated.

(ii)

No Assumed Contract is invalid and there is no reason for termination, declaration of nullity or dissolution of any Assumed Contract and no other party to any of the Assumed Contracts has threatened to terminate any of the Assumed Contracts. There are no rights of the respective contractual partner to termination, contestation or extraordinary termination.

(iii)

The Seller has not received any notice that it is in breach of, or is otherwise delinquent in performance under any Assumed Contract and, to the knowledge of the Seller, each of the other parties to the Assumed Contracts has performed all obligations required to be performed by it under, and is not in default under, any Assumed Contract.

(iv)	The Data Room contains true and correct copies of each Assumed Contract

(d)	Inventories/Spares:

(i)

All Inventories and Spares, whether or not reflected on the Balance Sheet, consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. No Inventories are held on a consignment basis.

(ii)	The quantities of each item in the Inventories (whether raw materials, work-in process or finished goods) and Spares are not excessive, but are reasonable in the present circumstances of the Business.

(e)	Customers and suppliers:

(i)

The Seller has not received any notice, and has no reason to believe, that any of its top 10 “end” customers have ceased, or intends to cease, to use the goods of the Business or to otherwise terminate or materially reduce its relationship with the Business. The Customer List is attached hereto as Schedule 13.1(e)(i).

(ii)

Schedule 13.1(e)(ii)(1) hereto sets forth with respect to the Business each supplier to whom the Seller has paid consideration for goods or services rendered in an amount greater than or equal to 1,000,000 euros (EUR one million) for each of the two (2) most recent fiscal years; Except as set forth in Schedule 13.1(e)(ii)(2) hereto, the Seller has not received any notice, and has no reason to believe, that any such supplier has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(f)	Financial Statements:

(i)

Complete copies of the financial statements for the Business consisting of the balance sheet of the Business as at 30.06.2016 and the related statements of income for the year then ended (the “Annual Financial Statements”) and financial statements consisting of the balance sheet of the Business as at 31.12.2016 and the related statements of income for the 6-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) have been included in the Data Room or otherwise provided to the Purchaser. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the Books and Records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of operations of the Business for the periods indicated. The balance sheet of the Business as of 30.06.2016 as referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of 31.12.2016 is referred to herein as the “Interim Balance Sheet”. The Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

(ii)

The Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(g)	Changes since the Balance Sheet Date:

(i)

Since the Balance Sheet Date, the Seller has operated the Business with the due care and attention and in the Ordinary Course of Business and has not carried out any unusual business transactions or taken any measures, which according to the contents and purpose go beyond the framework of the previous Business or which have an exceptional character due to their importance and the thus associated risks.

(ii)	Since the date of the Interim Balance Sheet:

A.	the Seller has not amended or dissolved any Assumed Contracts;

B.

the Seller has not, other than in the Ordinary Course of Business acquired, sold or otherwise disposed of any assets with a market value of more than fifty thousand euros (EUR 50,000) or agreed to any such sale or disposition;

C.

the Seller has not assumed any obligations, which were not fulfilled upon conclusion of the contract and not liable to accounting, with a total of more than fifty thousand euros (EUR 50,000), no matter whether conditional or unconditional;

D.	there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

E.	the Seller has not incurred any capital expenditures which would constitute an Assumed Liability under this Agreement; and

F.	there has not been any material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance.

(h)	Taxes, contributions and duties:

(i)	All Tax returns, as stipulated by law, were and will be properly submitted by the Seller in full, correctly and in time until Closing Date.

(ii)	The Seller has paid or retained and remitted all Taxes, which are due until Closing, in full, within the deadlines.

(iii)

The Seller is neither a party in disputed Tax proceedings before the finance courts, nor a party involved in objection proceedings at financial authorities. The Seller is further not a party in any other court or objection proceedings under public law in connection with social insurance contributions or other duties under public law.

(iv)

The Seller has properly retained all Taxes of payments, with which it is obliged to retentions, and retained value added Tax in compliance with the laws and regulations, properly assessed self-assessment levies and remitted all such Taxes to the responsible authority within the deadlines.

(i)	Insurance:

(i)

The Seller has adequate and sufficient insurance for the Business that is customary for the industry in which the Business operates and all such insurance is in full force and effect and will remain so to and including the Closing Date.

(j)	Employees:

(i)

Schedule 4.1.1(a) hereto contains a full and correct list of the Employees to be Transferred. The list contains full details relating to the functions, age and duration of employment, weekly working hours, salaries, leave entitlement, periods of notice, services and other remuneration, which are currently paid or granted or which the Seller must grant at present or in the future. It contains the details of all profit participations, employee stock option plans, bonuses and other results-based payments, commissions, insurances, liability insurances, cars, apartments and other payments in kind for these employees. The Purchaser will not enter into rights and obligations from employment relationships of employees with the execution of this Agreement, who are not Employees to be Transferred.

(ii)	No Employee to be Transferred has terminated his employment contract at the date of this Agreement, except those set out in Schedule 13.1(j)(ii) hereto.

(iii)	There are no outstanding salary claims or other claims of current or former employees of the Business. All social security contributions were remitted at the time when they were due.

(iv)

With the exception of those set out in Schedule 13.1(j)(iv) hereto, there were and are no commitments to a pension plan or comparable obligations, nor any pension or benefit agreements or other commitments to an existing retirement pension on a contractual or statutory legal basis, including agreements concerning severance payments or social benefits as well as similar agreements with employees or third parties, including official anniversary payments, with the exception of voluntary social benefits, which on an individual case do not exceed the amount of forty-four euros (EUR 44.00) per month per employee.

(v)

There are no agreements, overall commitments, reconciliation of interests, social redundancy plans, collective agreements (including with the employers’ federation) or according to the knowledge of the Seller, practices of the Seller, other than the collective agreements between the Seller and the works council (a true copy of which, along with all amendments, has been provided to the Purchaser prior to the date hereof).

(vi)

The Seller has complied with all legal regulations, ordinances, codes of conduct and other obligations with regard to existing or former employment relationships, in particular with regard to the remittance of social security contributions and Taxes as well as industrial and operational safety.

(vii)

There are no rights to separate remuneration, reduction in or extension to periods of notice, severance payment or other special rights (in particular from so-called change-of–control clauses), which are triggered off by the conclusion and the execution of this Agreement.

(k)	Intellectual Property:

(i)	The conduct of the Business does not require any Intellectual Property rights (in particular trademarks and patents) or licenses (not software licenses) except those listed in Schedule 2.1(b) hereto

(ii)

The Purchased Assets include software and those transferrable licenses, which were explicitly acquired and paid at the Seller’s account and are related to Business or the Purchased Assets and which shall pass to the Purchaser at Closing. The Purchased Assets do not include the licenses listed in Excluded Assets and the software stated therein. The Service Agreement is concluded with regard to this software. The minimum requirements from the configuration of the hardware of the computer systems, which the Purchaser requires in cooperation with KTI, and all information, which the Purchaser requires for conclusion of the Transition Services Agreement, were disclosed to the Purchaser within the scope of the Transition Services Agreement.

(l)	Lawsuits:

(i)

There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, notices of violation, proceedings, litigation, citations, summonses, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise threatened against or by the Seller or any Person for which the Seller may be liable for: (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or for violation of environmental laws, rules, regulations or Permits; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and no event has occurred or circumstances exist that may give rise to, or serve as a basis for any of the foregoing, except those listed in Schedule 13.1(l)(i) hereto.

(ii)

Other than as set forth in Schedule 13.1(l)(ii) hereto, there are no outstanding orders, stipulations, judgments or decrees of any Governmental Authority and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. The Seller is in compliance with the terms of each such order, stipulation, judgment or decree of a Governmental Authority. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such order, stipulation, judgment or decree of a Governmental Authority.

(m)	Permits/Required Actions:

(i)

All Permits required for the Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Schedule 2.1(d) hereto is a true and complete list of all current Permits issued to the Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 2.1(d) hereto.

(ii)

There are no investments and/or employment guarantees to or in favor of any Governmental Authority related to the Purchased Assets and/or the Business that are or could become an Assumed Liability, except for those set out in Schedule 13.1(m)(ii) hereto.

(iii)

All Permits listed in Schedule 2.1(d) hereto shall be transferred by the Seller to the Purchaser as of the Closing Date and all such Permits are sufficient to operate the Business in the Ordinary Court of Business and no other additional Permits are required to so operate the Business.

(n)	Compliance with statutory provisions:

The Seller has to its best knowledge complied, and is now complying, with all laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including without limitation with all provisions of the treaties of the European Union, the European Union directives, the laws, regulations and collective agreements as well as all other applicable legal regulations of the European Union.

(o)	Environmental matters:

(i)

The operations of the Seller with respect to the Business and the Purchased Assets are to the best knowledge of the Seller currently and have been in compliance with all Environmental Laws. The Seller has not received from any Person, with respect to the Business or the Purchased Assets, any (i) environmental notice or environmental claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(ii)

The Seller has obtained and is to its best knowledge in material compliance with all Permits under Environmental Laws necessary for the conduct of the Business, as currently conducted, and the ownership, lease, operation and use of the Purchased Assets and all such Permits are in full force and effect and shall be maintained in full force and effect by the Seller through the Closing Date in accordance with Environmental Law, and, to the knowledge of the Seller, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(iii)

To the best knowledge of the Seller, there has been no actual or threatened spill, leakage, emission, discharge, escape, leach, dump, abandonment or other release of Hazardous Substances in contravention of Environmental Laws with respect to the Business or the Purchased Assets and the Seller has not received any notices from any Governmental Authority or any third party that any of the Business or the Purchased Assets has been contaminated with any Hazardous Substance which could reasonably be expected to result in an Environmental Liability against, or a violation of Environmental Laws or the terms of any Permit under Environmental Laws by, the Seller.

(iv)

There are no amounts, which have to be invested in order to fulfill all notifications, Permits and conditions issued when the Agreement is signed, which are imposed upon the Seller with regard to the emission of waste water, notice, gases, vapours, smells and other air contamination and ground contamination as well as the discharge of solid waste and other Hazardous Substances.

(v)

The Seller has not received any official notification or complaints of third parties relating to its Business, in which a breach of Environmental Law is asserted, and no such notifications or complaints have been intended or threatened.

(vi)

All waste water, which has been discharged by the Seller until the Closing Date, has been treated, to the knowledge of the Seller, to the extent that both the waste water as well as the resulting contamination of river or ground water is in line with Environmental Laws.

(vii)

The emission values from the operational processes of the Seller with regard to all vapours, gases, other air-contaminating or smell-impairing substances and of noise are, to the knowledge of the Seller, in line with all Environmental Laws.

(viii)	The Seller has not contractually, or by operation of law, retained or assumed any Environmental Liabilities or obligations of any third party under or relating to Environmental Laws.

(ix)

Except as set forth in Schedule 13.1(o)(ix) hereto, the Seller has not received any inquiry from or notice of a pending investigation from any Governmental Authority or of any administrative or judicial proceeding concerning the violation of any Environmental Law or any Environmental Liabilities.

(p)	Estate agents or commission, disclosure:

(i)

In connection with the planned assignment of the Purchased Assets, which are taken over, the Seller has not and will not enter into any obligations to pay commission, estate agent’s fee, a consultancy or a similar fee, for which the Purchaser would be liable and has not paid such fees. The Seller is, in addition, not obliged to make special payments to any of its body members, employees or representatives in connection with this Agreement, insofar as the Purchaser would be liable for such payments.

(ii)

There are no circumstances or facts with regard to the Seller, its Business and its assets and Liabilities, which were not disclosed to the Purchaser or its respective consultants and representatives in writing and in full in the Data Room and in the talks personally conducted for the conclusion of the Agreement.

(iii)

At the time when this Agreement is signed, the Seller has no knowledge of any facts or circumstances, which would constitute, or may result in, a breach of the guarantees or a breach of the Seller’s Representations.

§ 14

TAX

14.1	INDEMNIFICATION OBLIGATION

14.1.1	General Principle

The Seller will indemnify the Purchaser from all payment obligations relating to the Purchaser, which refer to Taxes, insofar as the Taxes refer to the period of time until the completion of the Closing Date and for which a claim was asserted against the Purchaser by way of a liability notification. Insofar as Tax stipulations only lead to a phase shift of the Tax burden, merely the interest disadvantage is to be compensated for with an interest rate of 3.75% above the 3-month EURIBOR, merely a remaining disadvantage is to be compensated. The property transfer Tax from the acquisition of the properties according to the provisions of this Agreement is, however, to be borne by the Purchaser in any case.

14.1.2	Recorded Facts

The indemnification obligation shall in particular, in case of the Purchaser’s liability, cover all assessment periods, no matter whether Tax assessments have already been issued for these towards the Seller, possible hidden profit distributions or hidden capital contributions, the improper retention and remittance of withholding Taxes and self-assessment duties and Tax liabilities of the Seller for Tax liabilities of members of the Klausner Group, for which the Seller is liable, no matter for what legal reason. Insofar as Tax assessments have already been issued for assessment periods in the past, the indemnification obligation shall relate to subsequent payments of the Seller owing to external Tax audits relating to fiscal or other public duties, including expenses based on the respective corporate relationship.

14.1.3	Trade Tax

Trade Tax debts and possible trade Tax credits are not taken over by the Purchaser, which were established in the Business until the Closing Date, including the trade Tax debts or credits caused by capital and discontinuation gains of the Seller encumbered by trade Tax. The Seller must arrange for the returns and measures for the assessment for trade Tax purposes and for the further processing of the trade Tax relationship at its costs, to satisfy the due trade Tax debts together with secondary Tax payments immediately when due and to indemnify the Purchaser from a possible assertion of a claim as liability debtor according to § 75 AO (German Fiscal Code) immediately. This § 14.1.3 shall apply without restriction to the general principle in § 14.1.1.

14.1.4	Value Added Tax

The Purchaser shall not take over the debts of the Seller from the value added Tax incurred in the Business and established until the Closing Date and still existing and from other operating Taxes and duties incurred until the Closing Date, together with secondary Tax payments, for which the assets of the Business taken over by the Purchaser and/or its respective owner are liable, including the income taxes and social insurance contributions, which are to be remitted still for the period of time before the Closing Date and including possible obligations of the Seller to refund input Tax deductions relating to value added Tax and other remuneration and concessions under Tax or fiscal law. The Seller must indemnify the Purchaser from each assertion of a claim by the creditors of these liabilities immediately. This § 14.1.4 shall apply without restriction to the general principle in § 14.1.1.

14.1.5	Maturity

The indemnification obligation according to the provisions of this § 14 shall occur as soon as the Purchaser is responsible for a payment obligation, for which Liability exists according to the provisions of this § 14, irrespective of whether a legal remedy can be filed against the notification that establishes the payment obligation or not.

14.2	PROCEDURE

The Parties shall inform each other, in case of liability of the Purchaser, about Tax assessments or other notifications of the Tax authorities as well as about impending external Tax audits or other investigations by the Tax authorities, which respectively relate to the period of time before Closing, and forward each other the thus associated relevant information and documents, in particular copies of the corresponding Tax assessments and correspondence with the Tax authorities.

§ 15

LIABILITY OF THE SELLER

15.1	LEGAL CONSEQUENCES OF A BREACH OF THE SELLER’S REPRESENTATIONS

15.1.1	Obligations of the Seller

Should one of the aforementioned Seller’s Representations set out in §13 be incorrect or incomplete, the Purchaser shall inform the Seller in writing about a claimed breach of guarantee and, if such notice is provided after the Closing Date, give the Seller the opportunity to remedy such breach within a reasonable period of at least forty (40) days from receipt of the information, which would exist if the circumstance that obligates compensation hereunder would not have occurred (natural restitution).

15.2	INDEMNIFICATION

15.2.1	Indemnification by Seller

Subject to the other terms and conditions of this §15, following Closing, the Seller shall indemnify and defend the Purchaser against, and shall hold the Purchaser harmless from and against, and shall pay and reimburse the Purchaser for any and all losses incurred or sustained by, or imposed upon, the Purchaser based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of any of the Seller’s Representations, as of the date it was made or as if such representation was made on and as of the Closing Date (except for the Seller’s Representations that expressly relate to a specified date, the inaccuracy in or breach of which will be determined solely with reference to such specified date);

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement; or

(c)	any Excluded Asset, Excluded Liability (including without limitation those deemed to pass to the Purchaser by operation of law or otherwise) or Excluded Contract.

15.3	SCOPE OF THE DAMAGES

15.3.1	General Principle

The monetary substitute to be paid by the Seller shall exist in the volume of the amount, which is necessary or would be necessary in order to establish the condition, which would exist if the corresponding Seller’s Representation had been correct. If it is not possible to establish this condition, the claim for monetary compensation shall be oriented to the reimbursement of the interest in value (Wertinteresse). If the breach of the Seller’s Representation results from the existence of a Liability of the Purchaser, the Purchaser’s rights to natural restitution shall in particular also cover the right to be indemnified from the corresponding Liability.

15.3.2	Damage Amounts that are to be Included

With regard to all damages from a breach of Seller’s Representations, which individually do not reach a value of at least fifty thousand euros (EUR 50,000) and cumulatively do not reach a value of at least five hundred thousand euros (EUR 500,000), any such liability of the Seller pursuant to § 15 is excluded.

15.4	DISCLOSURES

Investigations and audits, which were or are conducted by the Purchaser or by thirds parties by order of the Purchaser with regard to the Purchased Assets, as well as possible knowledge of the Purchaser of an inaccuracy of a Seller’s Representation shall not lead to the exclusion of the rights to which the Purchaser is accordingly entitled.

15.5	LIMITATION TO LIABILITY

The Seller’s liability from a breach of the Seller’s Representations is limited to 50% of the Purchase Price, provided that claims in relation to a breach of Seller’s Representations pursuant to § 13(b)(ii) shall be limited to 100% of the Transaction Value. The limitations on liability in this § 15 shall not apply to any liability of the Seller resulting from any intentional or wilful breach of the Seller of any of the Seller’s Representations or to the extent that such limitations are not permitted under applicable laws.

15.6	LIMITATION PERIOD

All claims of the Purchaser against the Seller for a breach of the Seller’s Representations shall become time-barred two (2) years after the Closing Date, except for:

(a)	claims under §15, which shall become statute-barred within six (6) months after the respective Tax liability has become final and non-appealable; and

(b)

all claims of the Purchaser under this Agreement arising as a result of willful or intentional breaches by the Seller of the Seller’s Representations shall become time-barred in accordance with §195 BGB and §199 BGB.

15.7	CLAIMS OF THIRD PARTIES

If claims of third parties are asserted against the Purchaser, which relate to the period of time before Closing and in respect of which the Purchaser may reasonably believe to be entitled to claim damages because of a breach of a Seller’s Representation, then the Purchaser shall inform the Seller as soon as possible, no later however than within fifteen (15) Business Days from gaining knowledge of the third party claim, and give it the opportunity to take over the defence against this claim in full at the Seller’s cost. The corresponding declaration must be submitted by the Seller within twenty (20) Business Days from receipt of the Purchaser’s report about the claim of the third party by the Seller. A take-over of the defence shall however presume that the Seller basically recognizes its liability from this Agreement in connection with the claim of the third party in full. If the Seller takes over the proceedings against the third party, it is entitled to select the legal advisers operating for the Purchaser and to conduct negotiations with the third party. The Seller is however not entitled to determine the initiation, conduct and termination of court or arbitration court proceedings without the Purchaser’s consent. The Purchaser will send the Seller and its authorized agents copies of the correspondence conducted with the third party in relation to the claim. The Seller undertakes to make all information available to the Purchaser, which it requires in order to defend the claim of the third party. If the Seller takes over the conduct of the proceedings against the third party, it is obliged to inform the Purchaser without request periodically, and at least monthly, about the status of the proceedings and about all steps taken. Written pleadings or similar documents are to be forwarded to the Seller in time, no later however than ten (10) Business Days before they are submitted for a statement. All costs and expenses incurred by the Seller in defending such third party claim shall be borne by the Seller.

15.8	EXCLUSION OF LIABILITY

Excluded is the Seller’s and the Purchaser’s right to dissolve this Agreement insofar as no termination or dissolution rights are explicitly granted in this Agreement or other agreements, documents or instruments executed by the Purchaser in connection herewith. Claims owing to wilful conduct or grossly negligent conduct of the Seller, which cannot be excluded according to mandatory statutory regulations, shall remain reserved in all cases.

§ 16

OTHER AGREEMENTS

16.1	INSURANCE

Insofar as insurance policies of the Seller are terminated or expire between the signing of the Agreement and the Closing, the Seller undertakes to ensure that substitute insurances are covered, which will at least come into force by the Closing Date and at least cover the same risks with the same amounts and on the same terms. Insofar as insurance payments should be made to the Seller owing to an event, which took place after the signing of the Agreement and before the Closing Date and is associated with the Seller’s Business, these are to be remitted to the Purchaser.

16.2	TRANSITION OF THE ENTERPRISE

From the signing of this Agreement, the Purchaser shall receive, insofar as permitted under competition law, all information rights relating to the concerns of the Seller, as well as access to business premises and facilities of the Seller. The Seller undertakes to hand over to the Purchaser all business papers and documents relating to the Business and the Purchased Assets, including electronically stored data and to provide the Purchaser unlimited information about the matters of the Seller’s enterprise from the time before the Closing Date upon request.

16.3	CONFIDENTIALITY

From and after the Closing, each of the Guarantor and the Seller shall, and shall cause each of their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, employees, officers, shareholders, partners, advisors and other representatives, to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information (a) is reasonably required to be disclosed by it in connection with Tax returns or other governmental filings, (b) is generally available to and known by the public through no breach by the Guarantor or the Seller of its obligations hereunder, or (c) is reasonably required by the Guarantor or the Seller to perform their respective obligations under this Agreement. If the Guarantor or the Seller or their respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, the Guarantor and the Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which they are advised by counsel in writing is legally required to be disclosed, provided that the Guarantor and the Seller, at the expense of the Purchaser, shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.

16.4	PUBLIC ANNOUNCEMENT

Unless otherwise required by applicable law or rules of a stock exchange or quotation system, based upon the reasonable advice of counsel including applicable to the ultimate parent of the Purchaser, being Mercer International Inc., from the date hereof until two (2) years after the Closing or the earlier termination of this Agreement, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

16.5	NON-COMPETITION / NON-SOLICITATION

The Parties agree that, as part of the consideration for the payment of the Purchase Price and completion of the transactions contemplated herein by the Purchaser, for a period of two (2) years following the Closing Date, neither of the Seller, the Guarantor nor any of their respective Affiliates will: (i) engage, directly or indirectly, in any activity similar to or that would compete with the Business in Europe and in the form and within the scope as the Business is conducted at Closing, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (ii) have an interest in any Person engaged in any activity similar to or that would compete with the Business in Europe and in the form and within the scope as the Business is conducted at Closing; (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Purchaser and customers or suppliers of the Purchaser or the Business; (iv) solicit any employee of the Purchaser, including the Employees to be Transferred, or encourage any such employee to leave such employment, provided that this shall not restrict the Seller or any Affiliate of the Seller from using general advertisements that are not directly targeted at any such employee; or (v) directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Purchaser or potential clients or customers of the Purchaser or the Business for the purposes of diverting their business or services from the Purchaser. Notwithstanding lit. (i) and (ii) above, the Seller, the Guarantor and any of their respective Affiliates shall be entitled to acquire and hold, directly or indirectly, participations in legal entities whose business competes with the Business, provided however, that such participation shall not exceed five (5)% of the voting rights in such legal entity and the Seller, the Guarantor or the respective Affiliate is excluded from any control over the management of such other business. For the avoidance of doubt, this Non-Competition Clause does not apply to: (a) all U.S. activities of the Seller, the Guarantor or any of its affiliates; (b) any worldwide sales by the Seller, the Guarantor or any of its affiliates of any sawmill-products that were not manufactured in Europe; (c) from and after termination of the Sales and Distribution Agreement, to any non-European sale of sawmill products that were manufactured in Europe; (d) any sales by KTI in respect of Declined Orders upon equivalent terms; and (e) if the Purchaser terminates the Sales and Distribution Agreement in respect of any or all the countries in the Middle East or North Africa, any sales by KTI to such countries.

The Seller and the Guarantor each acknowledge that the restrictions contained in this § 16.5 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated herein.

§ 17

GUARANTOR AND MERCER’S OBLIGATIONS

17.1	GUARANTOR’S OBLIGATIONS

The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser by way of an independent promise of guaranty within the meaning of Section 311 (1) BGB, the due and punctual performance of any and all obligations and Liabilities of the Seller or any of its Affiliates under this Agreement and any agreements, documents or instruments ancillary to this Agreement. The Guarantor shall not be entitled to any claims of secondary liability (Einrede der Vorausklage) or any other similar rights which would limit the Purchaser in asserting any claims under this Agreement or the Ancillary Agreements directly against the Guarantor as compared to asserting such claims against the Seller or any of its Affiliates first.

17.2	MERCER’S OBLIGATIONS

Mercer hereby unconditionally and irrevocably guarantees to the Seller by way of an independent promise of guaranty within the meaning of Section 311 (1) BGB, the due and punctual payment of the Purchase Price by the Purchaser pursuant and subject to the terms of this Agreement. Mercer shall not be entitled to any claims of secondary liability (Einrede der Vorausklage) or any other similar rights which would limit the Seller in asserting any claims under this Agreement directly against Mercer as compared to asserting such claims against the Purchaser or any of its Affiliates first.

§ 18

COSTS

18.1	COSTS

Each of the Parties will bear the fees and costs of the lawyers, auditors, banks and financial or other consultants, who were commissioned by them in connection with the preparation for or the execution of this Agreement and the completion of the transactions contemplated hereunder, themselves. The costs of the authenticating notary public will be borne by the Purchaser.

§ 19

APPLICABLE LAW AND DISPUTES/ LANGUAGE

19.1	LAW

This Agreement is subject to German law (under the exclusion of the regulations of German international private law as well as the UN Convention on Contracts for the International Sale of Goods).

19.2	COURT OF ARBITRATION

All disputes, which arise from or in connection with this Agreement, will be finally decided according to the arbitration rules of the International Chamber of Commerce (ICC) by three arbitrators, who were appointed according to the stated rules of arbitration. The arbitration proceedings will be held in Munich in the English language.

19.3	ENGLISH LANGUAGE

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, provided that where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purposes of the interpretation of the relevant English term in this Agreement.

§ 20

GENERAL PROVISIONS

20.1	BOOKS AND RECORDS

Following the Closing Date for a period of 10 years, the Purchaser shall, at all reasonable times, permit representatives of the Seller access to the Books and Records and give the Seller and its representatives such copies and information with respect thereto as may be reasonably required.

20.2	NO COLLATERAL AGREEMENTS

This Agreement and all documents to which reference is made herein, as well as all appendixes, enclosures and attachments and all documents which were signed with respect to the Business on the same day between several or all Parties or their Affiliates, constitute the entire agreement between the Parties with regard to the transaction, as presented in this agreement and replace all previous agreements between the Parties (if such existed), which refer to the transaction. No collateral agreements were reached. There are no agreements between the Parties with reference to the matters as regulated in this Agreement, except this is explicitly stated in this Agreement.

20.3	AMENDMENT TO THE CONTRACT

Each partial or complete amendment or addendum to this Agreement shall require the written form in order to be valid insofar as no notarial form is stipulated. This shall also apply to a change to this written form requirement itself.

20.4	SEVERABILITY CLAUSE

Should one provision of this Agreement be or become invalid or unenforceable in full or in part, this shall have no effect on the validity and enforceability of the other provisions of the Agreement. The invalid or unenforceable provision should be deemed replaced by such a valid and enforceable provision that corresponds as far as possible with the commercial purpose pursued by the Parties.

20.5	WAIVERS

The omission of one of the Parties to insist upon the compliance with a provision of this Agreement shall not be deemed as a waiver of such provision or a right under such provision or shall not in any way affect the validity and enforceability of this Agreement. Each waiver must, in order to be valid, be submitted explicitly and in writing. The waiver of the pursuit of a breach of this Agreement by one of the Parties does not mean a waiver of the pursuit of other or equivalent earlier or later breaches. A default of one of the Parties when asserting one of its rights according to this Agreement shall not be deemed as a waiver of such right.

20.6	ASSIGNMENT

None of the Parties is entitled to assign is rights from this Agreement to a third party.

20.7	NOTICES

All notifications, requirements, instructions or other documents of one Party to the other Party (the “Notices”), have to be carried out in writing and must either be sent personally to the office of the respective other Party, or by stamped registered letter together with a confirmation of receipt or by a courier service together with confirmation of receipt, together with the sending of a copy via fax or e-mail, whereby the receipt of such a fax or e-mail is not the pre-requisite for the validity of such a notification, to the address and fax number below:

if to the Purchaser:

BLITZ B16-230 GMBH

Hauptstraße 16, 07366

Blankenstein, Germany

Attention: Leonhard Nossol

Facsimile Number: +49-366428-2000

E-Mail: leonhard.nossol@zpr.de

if to Mercer:

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Attention: David Ure

Facsimile: +001 (604) 684-1094

Email: dure@mercerint.com

both with a copy to:

SANGRA MOLLER LLP

1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

Canada V6C 3L2

Attention: Harjit S. Sangra

Facsimile: +001 604-669-8803

Email: hsangra@sangramoller.com

if to the Seller:

KLAUSNER TRADING INTERNATIONAL GMBH

Bahnhofstr. 13

6372 Austria

Attention: Leopold Stephan

Facsimile: +43 53 52 602 100

Email: leopold.stephan@klausner-group.com

if to the Guarantor:

Fritz Klausner

Klausner Trading International GmbH

Bahnhofstr. 13

6372 Austria

Facsimile: +43 53 52 602 100

Email: fritz.klausner@klausner-group.com

Each Party can change its address at all times by notification to the other Party. Notices are valid and shall be deemed as carried out if they are sent to the last announced address or, if the notification could not be served to the Party after a second attempt, on the day of the second attempt, respectively in the event of the sending by post on the day on which the deposit confirmation was deposited.

20.8	FURTHER ASSURANCES

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to affect the purpose of this Agreement and carry out its provisions.

20.9	THIRD PARTY BENEFICIARIES

This Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. No Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Exhibit 1

SALES AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is dated effective the 21st day of February, 2017.

BETWEEN

KLAUSNER TRADING INTERNATIONAL GmbH, registered in the commercial register of the local court of Innsbruck under registration number FN 256404s, Bahnhofstr. 13, AT-6372 Oberndorf

(hereinafter referred to as “KTI”)

AND

BLITZ B16-230 GMBH, registered with the Commercial Register of the Local Court of Charlottenburg – Berlin – under HRB 181619 B

(hereinafter referred to as the “Buyer”)

PREAMBLE

A.

The Buyer has bought the complete business of Klausner Holz Thüringen GmbH (“KHT”), including the Friesau sawmill (the “Sawmill”), with the sale and purchase agreement dated February 21, 2017 (the “SPA”).

B.

KTI is willing to support the Buyer for the duration of up to 24 months after the date of closing of the SPA (the “SPA Closing”) with regard to an uninterrupted transfer of the business of KHT in respect of sales and distribution according to the terms and conditions of this Agreement.

1.	PERFORMANCE OF KTI

1.1.	Distribution

The Buyer herewith grants to KTI the exclusive right to distribute any and all lumber products that are manufactured by the Buyer at the Sawmill in Thuringia (Am Bahnhof 123, Saalburg-Ebersdorf) (hereinafter referred to as “Products”) in Middle East & North Africa, India/Pakistan and South Korea (the “Eastern Regions”) and the non-exclusive right to distribute any and all Products in the rest of the World. Excluded are all sawmill by-products such as:

(a)	chips (green, dry);

(b)	sawdust;

(c)	shavings;

(d)	bark;

(e)	off-cuts (green, dry);

(f)	electrical power; and

(g)	related or similar items as above.

The sale of the Products is carried out in the name and on the account of the Buyer and for a period of 6 months after the SPA Closing, only under the “Klausner” brand.

2.	SALE OF PRODUCTS

2.1.	Sale of Products

KTI shall carry out the distribution and the sale of the Products in a diligent and timely manner and in good faith to seek to obtain the highest price practicable for the Products and to maximize returns to the Buyer. All sales of Products by KTI hereunder shall be upon customary industry terms, consistent with past practices of KTI. In connection with sales of Products, KTI shall not discriminate in price or terms hereunder or prefer or provide more advantageous prices or terms for comparable sales it conducts for itself or for its affiliates.

2.2.	Negative Covenants

In conducting the distribution and the sale of the Products, KTI shall not do any of the following without first obtaining the consent of the Buyer, which consent may be unreasonably withheld:

(a)	any sales, contracts or commitments for sales of Products exceeding 90 days or not terminable on less than 30 days’ notice;

(b)

any sales of Products to any persons, entities or countries subject to any trade, sales or commercial sanctions or restrictions imposed by the United States of America, the European Union (or any country within it) or Canada;

(c)	take any action or do anything that would be prohibited or restricted under the Foreign Corrupt Practices Act of the United States of America; and

(d)	sales on other than customary terms consistent with past practices of KTI.

3.	REMUNERATION

3.1.	General Principle

The adoption of the distribution and the sale of the Products shall be remunerated as follows:

(a)	KTI 2.5% margin (based on ex works third party factory price of the Sawmill); and

(b)

KTI 1.0% margin (based on ex works third party factory price of the Sawmill) if a third-party sub-agent is used by KTI to assist with the distribution and sale, and the cost of such sub-agent is borne by the Buyer.

3.2.	Due Date

Monthly selling reports for confirmed orders hereunder will be provided by the Buyer to the Seller for sales activities at the end of each month. All payments shall be made promptly after the Buyer has received payments for the sales. A payment shall only be made for the months in which the corresponding performance was actually rendered and the Buyer has received payment for sale of such Products. The Buyer will notify KTI of each received payment hereunder and will grant KTI reasonable access to its books and records for the purpose of reviewing all received payments.

All third-party sub-agent fees shall be paid promptly upon receipt of a corresponding invoice from KTI.

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4.	INTELLECTUAL PROPERTY AND CUSTOMER DATA

4.1.	Intellectual Property

Any and all rights in intellectual property are and shall remain the sole property of the previous owner. KTI hereby grants to the Buyer a royalty-free, non-exclusive worldwide and irrevocable license (for the term of this Agreement), to exploit, distribute and otherwise use the trademarks, brands, wrapping (as long as stock lasts), names and other intellectual property of KTI and/or its affiliates related to the sales and marketing of the Products for a period of six months after the SPA Closing. Except as expressly otherwise stipulated in this Agreement, neither party grants to the other party a license or other rights of utilization for their respective intellectual property.

4.2.	Customer Data

KTI shall provide to the Buyer all customer data in regard to all sales under this Agreement, including pricing data, purchasing histories and complaints.

5.	CONFIDENTIALITY

Confidential Information in the sense of this provision means any and all information relating to finances, technology, legal, tax, business operation, employees and management or other information (including Data, notes and know how), which refers to KTI, KHT, an affiliate of KHT, the Buyer or an entity of the Mercer Group (which encompasses Mercer International Inc. (“Mercer”) and its affiliates) (affiliates are companies in the sense of §§ 15 et seq. German Stock Companies Act) and which have been accessed in the course of execution of this Agreement or gained knowledge of by the parties, including their bodies, employees, consultants or other third parties acting in their interest, and which are not publicly accessible and represent a trade secret. The medium of disclosure whether orally, in writing or in machine-readable or other form is irrelevant. It is also irrelevant who generated the documents or other form of supporting medium, as long as it incarnates Confidential Information.

The parties shall treat the Confidential Information strictly confidential and shall not disclose, or make available in any other manner, the Confidential Information to any third party or third person, as well as apply all reasonable measures for safeguarding the Confidential Information, but shall at least apply the diligence and/or care that is applied to especially sensitive information about their own business. The disclosure to affiliates is permitted.

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6.	ACCESS/REPORTING/AUDIT/NON-DISTURBANCE

(a)

The Buyer and its representatives shall have all reasonable access to the premises, property, offices, facilities and personnel of KTI for the purpose of becoming familiar with and learning about the sales and marketing operations for the Products (including logistics and documentation) and KTI and its employees and representatives shall cooperate in a timely manner with the Buyer and its representatives in such regard, including answering queries and generally teaching them the business of sales, marketing and shipping of the Products.

(b)	KTI shall provide detailed monthly reporting (within 7 days of month end) of sales of Products hereunder and, if requested, meet and review such reports with the Buyer.

(c)

The Buyer is part of the Mercer Group whose parent, Mercer, is a U.S. public company and as such the Buyer and the auditors for the Mercer Group (being PricewaterhouseCoopers) shall have such access in a timely manner to the premises of KTI and such data, financial records, personal and other information as may be required for Mercer to prepare its financial statements (including any audits) and financial reports in accordance with U.S. Generally Accepted Accounting Principles and U.S. Generally Accepted Accounting Standards and within the applicable time limits.

(d)

The Buyer and its representatives (including its auditors) shall, when on the property of KTI or when given access to any offices, facilities or personnel, conform to the reasonable policies and procedures of KTI, as applicable, and shall not unreasonably interfere with the business of KTI.

7.	LIABILITY

In case of intent or gross negligence or willful misconduct, KTI is liable according to the provisions of applicable law; the same applies in case of breach of fundamental contract obligations. To the extent that the breach of contract is neither intentional nor grossly negligent, the liability for damages shall be limited to the typically predictable damage. KTI’s liability for culpable damage to life, body or health shall remain unaffected.

8.	DURATION

8.1.	Effective Date/Termination of SPA

This Agreement shall be effective on the day of signature, provided that sales on behalf of the Buyer and payments due from the Buyer to KTI shall only commence upon the SPA Closing. This Agreement shall have a duration of up to 24 months after the date of the SPA Closing in the Eastern Regions and in all other markets on a country-by-country basis (together with the Eastern Regions, the “Distribution Regions” and each a “Distribution Region”). In the event that the SPA Closing does not occur and the SPA is terminated then this Agreement shall be automatically terminated at the same time without further action of the parties.

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8.2.	Termination

This Agreement shall terminate at the end of the 24 month period mentioned in clause 8.1., provided that it can be terminated:

(a)

by the Buyer with respect to: (i) any Distribution Region (other than an Eastern Region), at least 2 weeks prior to the end of the month in which the Buyer wishes to terminate; and (ii) any Eastern Region, at least four months prior to the end of the month in which the Buyer wishes to terminate. For greater certainty, terminating distribution in one Distribution Region under this Section 8.2. (a), shall not affect the obligations of KTI in the remaining Distribution Regions; or

(b)	by KTI if the Buyer is in material default under this Agreement and the same is not remedied by the Buyer within 30 days after notice of such default by KTI.

8.3.	Limited Customer Protection

The Buyer agrees that for a period of 15 months after the date of this Agreement, that sales of products to KTI’s current customers in China and India as set forth in the Customer List (as defined in the SPA) shall be conducted through KTI’s current sales agents.

9.	APPLICABLE LAW AND DISPUTES

9.1.	Law

This Agreement shall be governed by the laws of the Federal Republic of Germany, excluding the Convention on Contracts for the International Sale of Goods (CISG) and provisions of German law that relegate the applicability of other legal systems.

9.2.	Arbitration

Any disputes arising out of or in connection with this Agreement (including those regarding its validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by three arbitrators appointed in accordance with the said Rules. The proceeding shall take place in Munich, in the English language.

10.	GENERAL PROVISIONS

10.1.	Entire Agreement

This Agreement and all documents referred to, as well as all exhibits, enclosures, supplements and attachments, which have been signed on the same day by the parties, contain the entire agreement between the parties with respect to the subject matter of this Agreement, as described in this Agreement, and shall replace any prior agreements between the parties (if any), which relate to the transaction. This Agreement supersedes all prior agreements and understandings with respect to the matters regulated in this Agreement, unless it is explicitly mentioned in this Agreement.

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10.2.	Amendment of Contract

Any partial or whole amendment or supplement to this Agreement must be made by written instrument. The foregoing provision shall also apply with respect to a waiver of the requirement of the written form pursuant to this subsection.

10.3.	Salvatorian Clause

Should any provision of this Agreement, or any provision incorporated into this Agreement, be or in the future becomes invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the economic intent and purpose of the invalid or unenforceable provision.

10.4.	Exhibits, Enclosures, Supplements

All exhibits, enclosures and supplements to this Agreement represent an integral part of this Agreement.

10.5.	Waiver

Refraining from insisting on complying with provisions of this Agreement shall not be construed as a waiver of this provision or the according right or shall affect the validity of this Agreement in any way. Any waiver of a right hereunder, in order to be effective, must be made explicitly and by written instrument. An implied waiver is null and void. A waiver of one of the parties in regards to a breach of contract does not mean a waiver in regards to other or similar earlier or later breaches of contract. Default of one of the parties in enforcing or asserting their rights under this Agreement does not constitute a waiver.

10.6.	Claims

All claims under this Agreement and under law are cumulative and do not exclude other rights and claims of a party. Claims under this Agreement are not limited by the fact that the same act, omission or other occurrence, on which the claim is based upon, is also the basis of regulations of other agreements, warranties, guarantees or other claims of this contract, in which the parties would have none or reduced claims.

10.7.	Assignment

No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any third party, provided that the Buyer may assign this Agreement to any entity within the Mercer Group without the consent of KTI with seven days’ prior written notice to KTI.

10.8.	Language

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, provided that where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purposes of the interpretation of the relevant English term in this Agreement.

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Exhibit 2

SOFTWARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 21st day of February, 2017.

BETWEEN:

KLAUSNER TRADING INTERNATIONAL GMBH,

registered in the commercial register of the local court of Innsbruck under registration number FN 256404s, Bahnhofstr. 13, AT-6372 Oberndorf

(the “Vendor”)

AND:

BLITZ B16-230 GMBH,

registered with the Commercial Register of the Local Court of Charlottenburg – Berlin – under HRB 181619 B

(the “Purchaser”)

WHEREAS, the Vendor owns all right, title and interest in and to the Software (as defined herein); and

WHEREAS, the Vendor wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor, the Software, for such consideration and on the terms and subject to the conditions provided in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants set out in this Agreement, the parties represent, covenant and agree as follows:

1.	INTERPRETATIONS

(a)	“Approved Sublicense” has the meaning ascribed thereto in Section 6(d);

(b)	“Approved Sublicensee” has the meaning ascribed thereto in Section 6(d);

(c)

“Basic Software” means all software and basic software licenses (i.e. SAP) necessary to use all functions of the “Software” referred to in (l) and listed in Schedule “A” hereto. This software needs to be provided by the Purchaser at his own expense;

(d)	“Closing Date” means the date of closing under the SPA;

(e)	“Confidential Information” has the meaning ascribed thereto in Section 8;

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(f)

“Encumbrances” means any license, obligation to license, covenant or obligation to forebear from suit, charge, claim, equitable interest, lien, option, pledge, hypothecation, security interest, title retention, right of first refusal or negotiation, adverse claim or restriction of any kind (including any restriction on transfer or other assignment, as security or otherwise) of or relating to use, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing;

(g)

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, arbitrator or administrative body or agency, whether foreign or domestic;

(h)	“Improvement” or “Improvements” means any modification or variant of the Software which, if manufactured, used, or sold, would in any way fall within the scope of the Software;

(i)

“Intellectual Property” means all available , designs, and general intangibles of like nature, together with all goodwill, registrations (renewals and extensions), and applications related to the foregoing; inventions, patents (including the right to file new and additional patent applications based thereon) and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); audio, visual, graphic, copyrights (including any registrations, renewals, extensions and other applications therefore); computer software programs or applications; technical documentation relating to the Software; technology, trade secrets and proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, source code, technical and engineering data, computer discs and tapes, plans, diagrams and schematics and methodologies and any other property or rights commonly considered to be intellectual property;

(j)	“Klausner Group” consistent of Klausner Holzindustrie KG and its affiliates, Fritz Klausner Holzindustrie GmbH and its affiliates and all companies owned by Fritz Klausner

(k)	“Klausner USA” consistent of Klausner Holding USA Inc. and its affiliates

(l)

“person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or any agency or subdivision thereof) or any other entity of any kind;

(m)	“Purchase Price” has the meaning ascribed thereto in Section 3;

(n)

“Software” means all software and interfaces that were programmed or customized by the Vendor based on the Basic Software and related to the business of Klausner Holz Thüringen GmbH (“KHT”), as more particularly set out in Section 2 hereof and Schedule “B” hereto;

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(o)	“SPA” means the sale and purchase agreement between KHT and the Purchaser, dated 21 February, 2017;

(p)

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other business and occupation, sales, use, registration, stamp, recording, documentary, filing, conveyancing, transfer, and other similar taxes; and

(q)	“Vendor Affiliate” has the meaning ascribed thereto in Section 15(a).

2.	THE SOFTWARE

Upon the terms and subject to the conditions contained in this Agreement, with effect as of the Closing Date, the Vendor hereby sells, free and clear of all Encumbrances, all of the Vendor’s right, title and interest in, to and under the Software, including, without limitation:

(a)

all (i) computer programs, algorithms, models, and methodologies, in source code, object code, flow charts or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) any and all improvements, corrections, modifications, updates, enhancements or other changes to any of the foregoing; (iv) all documentation, in written or electronic format, used in the development and updating of the Software, including but not limited to, design or development specifications, error reports, and related correspondence and memoranda; and (v) all end user documentation, in written or electronic format, that is usually provided to end users or potential end users of the Software;

(b)	all Intellectual Property related to the Software;

(c)	all documentation that constitute a copy of the Software, its component parts, and all documentation relating thereto, possessed or controlled by the Vendor;

(d)	all contract, licenses and sub-licenses relating to the Software;

(e)

all of the Vendor’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Software (including rights to enforce against any employee or independent contractor any invention assignment, nondisclosure or confidentiality covenant or any consulting agreement) against any other person, including the right to enforce all Intellectual Property rights related to the Software and the right to sue (and seek and retain damages) for infringement, misappropriation or other violation (including past infringement, misappropriation or other violation) of all Intellectual Property rights related to the Software;

(f)	copies of all documents and records, in written or electronic format, in the possession or under the reasonable control of the Vendor relating to any of the foregoing;

(g)	all Improvements; and

(h)	all goodwill relating to any of the foregoing, as applicable.

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The Purchaser herewith accepts such sale.

3.	PURCHASE PRICE

As consideration for the sale, assignment, transfer and conveyance of the Software by the Vendor to the Purchaser, the Purchaser shall pay to the Vendor seven million two-hundred fifty thousand euros (€7,250,000) (the “Purchase Price”) plus value added tax (“VAT”) (if applicable) on the Closing Date, payable by wire transfer of immediately available funds to a bank account designated in writing by the Vendor at least three (3) business days prior to the Closing Date.

4.	TRANSFER TAXES

The Vendor shall be responsible for and shall pay and Transfer Taxes incurred by the Vendor or the Purchaser as a result of the sale of the Software to the Purchaser pursuant to this Agreement. The VAT, which is due on the sale and the assignment of the Purchased Assets, is to be additionally borne by the Purchaser.

5.	IMPROVEMENTS

If, on or after the date of this Agreement, the Vendor makes any changes or alterations to the Software or develops or discovers, or is a co-developer or co-discoverer of any Improvement, then the Vendor shall promptly sell, assign and transfer such changes and Improvement and all of the Vendor’s rights to such changes and Improvement to the Purchaser.

6.	LICENSING

(a)

Subject to the terms and conditions of this Agreement, the Purchaser hereby grants to the Vendor, as at the Closing Date, a non-exclusive, royalty-free, fully paid up and non-transferable license to use the Software: (i) for use by the Vendor for sawmills and the related business owned by Klausner USA located only within the United States of America; (ii) solely for administrative, bookkeeping and accounting purposes of the Klausner Group (but excluding for operating sawmills other than in (i) above); and (iii) commencing three (3) years after the Closing Date, at Klausner USA and Klausner Group on a worldwide basis without any limitation of use.

(b)	The license shall be for a period of 99 (ninety-nine) years in consideration of the payment by the Vendor to the Purchaser of one United States dollar (USD $1.00) per year, paid in advance.

(c)	The Vendor shall only use the Software in accordance with the standards of character and terms and conditions in this Agreement.

(d)

The Vendor may not sublicense its rights under this Agreement without the prior written consent of the Purchaser. If the Purchaser, in its sole discretion, provides its written consent to the Vendor granting a sublicense to a third party (each an “Approved Sublicensee”) pursuant to a written sublicense agreement containing terms and conditions as mutually and reasonably agreed upon by the Vendor and the Purchaser (each an “Approved Sublicense”), the Vendor will be responsible to the Purchaser for the Approved Sublicensee’s material compliance with the terms and conditions of the Approved Sublicense.

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(e)

Except as provided under this Agreement, the Vendor has no other rights with respect to the Software whatsoever, and no other rights under the Software are granted to the Vendor either by implication or otherwise. All rights not expressly granted by the Purchaser are reserved. Nothing in this Agreement conveys, transfers, or assigns any ownership right, title, or interest in or to the Software back to the Vendor except as expressly provided in this Section 6.

(f)

The Vendor shall not: (a) challenge the ownership of the Software by the Purchaser following the Closing Date; or (b) do anything or omit to do anything that is reasonably likely to impair, jeopardize, violate, or infringe any of the Software or the Purchaser’s rights in the Software.

(g)

Notwithstanding any other provision set forth herein, the Purchaser has no obligation whatsoever under this Agreement or otherwise to correct, fix or in any way rectify any bugs, defects, glitches or errors in the Software, or to otherwise support, maintain, improve, modify, upgrade, update or enhance the Software in any manner whatsoever, and the Purchaser will not be responsible for providing assistance to the Vendor or any of its affiliates or their authorized representatives in the use or deployment of the Software in any manner whatsoever.

(h)	Notwithstanding any other provision set forth herein, in granting and providing the license set forth in this Section 6:

i.

the Purchaser makes no, and the Purchaser expressly disclaims any and all representations, warranties, conditions or guarantees of any kind or nature, express or implied, related to the Software, including representations, warranties, conditions or guarantees of satisfactory quality, performance, completeness, merchantability, merchantable quality, durability, fitness for particular purpose, accuracy, title, non-infringement and those arising by statute or otherwise in law or from a course of dealing or use of trade. The Vendor hereby assumes total responsibility and risk for the Vendor’s use of the Software;

ii.	in no event shall the Purchaser or its respective directors, officers, or employees be liable to the Vendor for:

A.

any special, consequential, incidental, exemplary, or indirect damages arising out of the Vendor’s use or inability to use the Software, even if the Purchaser or any of its authorized representatives had been advised of the possibility of such damages, including loss of business revenue or earnings or lost profits;

B.	any claim attributable to errors, omissions or other inaccuracies in the Software; or

C.	any claim by any third party; and

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iii.	the Purchaser’s maximum aggregate liability to the Vendor under this Section 7 will not exceed ten United States dollars (USD $10.00).

(i)

In the event that the Purchaser, in its sole discretion, determines that it shall no longer use the Software, then the license granted by the Purchaser to the Vendor pursuant to this Section 6 shall be terminated upon the Purchaser providing the Vendor written notice of the same at least ninety (90) days’ prior to such termination.

7.	DELIVERY

On or prior to the Closing Date, the Vendor shall communicate to the Purchaser all know-how and Intellectual Property in the possession of the Vendor reasonably relevant to the Software. The Vendor shall continue to communicate to the Purchaser all such further know-how and Intellectual Property as may later come into the possession or reasonable control of the Vendor for a period of two (2) years.

8.	CONFIDENTIALITY

Any and all technical information relating to the Software, know-how in the possession of the Vendor, work product, Improvements and the Intellectual Property related thereto shall be deemed to be confidential information (the “Confidential Information”) and shall become the property of the Purchaser as of the Closing Date. The Vendor shall take all reasonable precautions to protect the confidentiality of the Confidential Information and shall not disclose, communicate or release or authorize the disclosure, communication or release of such Confidential Information to any third party, directly or indirectly, except with the prior express written consent of the Purchaser. The Vendor shall take reasonable precautions to prevent the unauthorized disclosure, communication or release to third parties of all such Confidential Information. In the event that the Vendor is required to disclose the Confidential Information by lawful order or by applicable law, the Vendor agrees to: (i) immediately notify the Purchaser of the existence, terms and circumstances surrounding such request or order, (ii) if reasonably practicable, consult with the Purchaser on the advisability of taking legally available steps to resist or narrow such request or order, and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information that it is legally compelled to disclose and advise the Purchaser as far in advance of such disclosure as reasonably possible to allow the Purchaser to seek appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

9.	CLOSING CONDITIONS

The closing of the transactions provided for in this Agreement is subject to the concurrent or prior closing of the SPA (the “SPA Closing”). In the event that the SPA Closing does not occur and the SPA is terminated, then this Agreement shall also be automatically terminated without further action of the parties.

10.	CLOSING DELIVERIES

On the Closing Date:

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(a)	the Purchaser shall deliver to the Vendor the Purchase Price;

(b)

the Vendor shall deliver a deed of assignment with respect to the sale, transfer and assignment of the Software to the Purchaser in such form as may reasonably be requested by the Purchaser along with physical and such electronic delivery and transfer of the Software; and

(c)	the parties shall execute and deliver such other documents and instruments reasonably necessary to effectuate this Agreement.

11.	REPRESENTATIONS OF VENDOR

The Vendor hereby represents and warrants to the Purchaser the following:

(a)

the Vendor was properly founded as an Austrian company with limited liability, is entered in the commercial register at the district court in Innsbruck under FN256404s and exists legally effective. The Vendor is not in default of any of the provisions of its constating documents;

(b)

the Vendor has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. This Agreement is to be executed by the Vendor, when executed and delivered as contemplated herein or therein, will be duly and validly authorized, executed and delivered, and will be valid and binding obligations of the Vendor enforceable in accordance with their respective terms, except (1) as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and (2) as may be limited by any applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(c)	the Vendor is the sole legal and beneficial owner of the Software free and clear of all Encumbrances, with good and marketable title thereto;

(d)	the Vendor has the right, power and authority to sell, assign and transfer the Software to the Purchaser on the terms and conditions contained herein;

(e)

no person (including no Vendor Affiliate (as defined herein)) has any right, agreement or option, or any right or privilege (whether legal, beneficial, court ordered, pre-emptive, contractual or otherwise) capable of becoming a right, agreement or option, for the purchase or acquisition, directly or indirectly, in or to the Software (or any portion thereof) or any rights to the Software (or any portion thereof);

(f)

the Vendor has been in compliance with all applicable laws relating to the ownership, distribution, development, use or operation (as applicable) by the Vendor of the Software. The Vendor has not received any notice, order, complaint or other communication that the Vendor has any liability relating to the Software under any such applicable law which has not been fully discharged or extinguished or that the Vendor is not, or has not been, in compliance with any such applicable law relating to the Software. The Vendor has not received any written notice of, and there has not occurred, is not pending and is not threatened, any investigation or review by any Governmental Authority with respect to the Vendor regarding a violation of any applicable law by the Vendor relating to the ownership, distribution, development, use or operation (as applicable) of the Software;

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(g)	there are no bankruptcy proceedings pending, being contemplated by or threatened against the Vendor;

(h)	the Vendor has not made, granted or entered into any assignment, encumbrance, license or other agreement affecting the Software (or any portion thereof);

(i)

there are to the best knowledge of the Vendor no third party Intellectual Property rights relating to the Software included or embodied in the Software. The Vendor does not owe any compensation or remuneration to a current or former employee, officer, director, consultant or contractor of the Vendor for any Software, including with respect to any copyright included in the Intellectual Property relating to the Software that is a work of any current or former employee, officer, director, consultant or contractor of the Vendor. There is no copyright, or other Intellectual Property rights included in the Software that is owned, exclusively licensed, or otherwise held by a current or former employee, officer, director, consultant or contractor of the Vendor;

(j)

the entry by the Vendor into this Agreement and the consummation of the transactions contemplated hereby, will not result in the violation of any term or provision of any instrument or agreement, written or oral, to which the Vendor may be a party or to which the Software may be subject, and will not result in the violation of any applicable law or regulation to which the Vendor or the Software may be subject;

(k)

there has to the best knowledge of the Vendor been no violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the ownership, development, manufacture, sale or use of the Software (or any portion thereof);

(l)

there are no actions, suits, proceedings (whether or not purportedly on behalf of the Vendor) or investigations, pending or, to the best of the Vendor’s knowledge, threatened against or affecting the Vendor or the Software which might result in the impairment or loss of any of the Vendor’s rights, title or interests in or to the Software, or which might otherwise have a material adverse effect on the Software (including, but not limited to, any action, suit or proceeding which might prevent or otherwise impair the ability of the Vendor to sell, assign, transfer and convey the Software (or any part thereof) to the Purchaser), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign and the Vendor is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(m)

the Vendor is not in material default or breach of any material contracts, agreements, written or oral, indentures or other instruments to which it is a party and which in any way affect the Software or the ability of the Vendor to sell, assign, transfer and convey the Software (or any part thereof) to the Purchaser, and there are no facts, which, after notice or lapse of time or both, that would constitute such a default or breach;

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(n)

the execution, delivery and performance of this Agreement by the Vendor will not result in any violation of, or be in conflict with or constitute a default under (i) any judgment, decree, or order of any court, arbitrator or other governmental authority, or (ii) any statute, regulation, rule, ordinance or license of any governmental authority, including, without limitation, all foreign, federal, state and local laws applicable to the Vendor or to which the Software may be subject;

(o)

the Vendor is not in default, and has not received any notice of default, with respect to any order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in the impairment or loss of any of the Vendor’s respective interests in and to the Software, or which might otherwise have a material adverse effect on the Software or impair the ability of the Vendor to sell, assign, transfer and convey the Software to the Purchaser;

(p)

the Vendor has made full disclosure to the Purchaser of all aspects of the Software and has made all of its books and records available to the representatives of the Purchaser in order to assist the Purchaser in the performance of its due diligence searches and no material facts in relation to the Software have been concealed by the Vendor; and

(q)

at the request of the Purchaser, the Vendor shall, before and after the Closing Date, execute and deliver to the Purchaser all documents, and shall do all such other acts and things, as may be necessary or desirable to complete and ensure and perfect the sale, assignment, transfer and conveyance of the Software to the Purchaser.

12.	THE PURCHASER’S REPRESENTATIONS

The Purchaser hereby represents and warrants to the Vendor the following:

(a)

the Purchaser is registered in the Commercial Register of the Local Court of Charlottenburg – Berlin – under HRB 181619 B and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. The Purchaser is not in default of any of the provisions of its constating documents;

(b)

the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement is, when executed and delivered as contemplated herein or therein, will be duly and validly authorized, executed and delivered, and will be valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except (1) as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and (2) as may be limited by any applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)

the execution, delivery and performance of this Agreement by the Purchaser will not result in any violation of, or be in conflict with or constitute a default under (i) any judgment, decree, or order of any court, arbitrator or other governmental authority, or (ii) any statute, regulation, rule, ordinance or license of any governmental authority, including, without limitation, all foreign, federal, state and local laws applicable to the Purchaser.

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13.	ADDITIONAL COVENANTS

(a)

Except as otherwise expressly provided for under Section 6 of this Agreement, the Vendor covenants and agrees that, from and after the Closing Date, neither the Vendor nor Vendor Affiliates (as defined herein) shall retain or use any copy of any of the Software. If the Vendor or any Vendor Affiliate (or any successor or assignee of the Vendor) retains any right or interest in any Intellectual Property rights related to the Software that cannot be, or for any reason is not, assigned to the Purchaser on the Closing Date, the Vendor or such Vendor Affiliate (as the case may be) hereby grants, on behalf of itself and its successors and assigns (and agrees to so grant or cause to be so granted) to the Purchaser, effective as of the Closing Date, a perpetual, irrevocable, royalty free and fully paid-up, transferable, sub-licensable, exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit, and exercise and practice all rights under, all or any portion of such Intellectual Property rights related to the Software.

(b)

If the Purchaser is unable to enforce any Intellectual Property rights related to the Software against a third party as a result of any applicable law that prohibits enforcement of such rights by a transferee or licensee of such rights, the Vendor agrees to assign to the Purchaser such rights as may be required by the Purchaser to enforce the such Intellectual Property rights related to the Software in its own name.

14.	INDEMNIFICATION

(a)

The Vendor agrees to indemnify, defend and hold the Purchaser, and its officers, directors, employees, agents, attorneys and consultants, harmless from and against any and all damages, losses, liabilities, taxes and costs and expenses arising out of or resulting from the breach by the Vendor of any representation, warranty, covenant or agreement of the Vendor contained in this Agreement or the schedule(s) hereto.

(b)

The Purchaser agrees to indemnify, defend and hold the Vendor, and its officers, directors, employees, agents, attorneys and consultants, harmless from and against any and all damages, losses, liabilities, taxes and costs and expenses arising out of or resulting from the breach by the Purchaser of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or the schedule(s) hereto.

15.	GENERAL PROVISIONS

(a)

Except as otherwise expressly provided for under Section 6 of this Agreement, at any time after the Closing Date, and from time to time thereafter, the Vendor shall, upon the Purchaser’s written request, take any and all action and execute, acknowledge and deliver to the Purchaser any and all further instruments and assurances necessary or expedient in order to fully vest in the Purchaser the Software and to facilitate the Purchaser’s enjoyment, defense and enforcement thereof. If, at any time after the Closing Date, any entity or person directly or indirectly controlled by the Vendor (a “Vendor Affiliate”) is determined or deemed to have any right, title or interest in or to the Software, the Vendor agrees to use its best efforts to cause such Vendor Affiliate to transfer, assign, convey or release in favor of the Purchaser any and all right, title or interest that Vendor Affiliate may have in or to the Software without payment of any additional consideration by the Purchaser. The Vendor hereby irrevocably designates and appoints the Purchaser and its duly authorized officers and agents, with full power of substitution, as the Vendor’s agents and attorneys-in-fact to act for and on behalf and instead of the Vendor, to take any and all actions, including proceedings at law, in equity or otherwise, to execute, acknowledge and deliver any and all instruments and assurances necessary or expedient in order to fully vest in the Purchaser or perfect the sale, transfer, assignment and conveyance of the Software to the Purchaser or to protect the same or to enforce any claim or right of any kind with respect thereto. The forgoing power is coupled with an interest and is irrevocable.

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(b)

This Agreement is subject to German law (under the exclusion of the regulations of German international private law as well as the UN Convention on Contracts for the International Sale of Goods). All legal proceedings will be heard in Munich and in the English language.

(c)	Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

(d)

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(e)

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof or thereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the other agreements referenced herein.

(f)

This Agreement may not be amended or modified except by the express written consent of the parties hereto. Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g)

All covenants, agreements, representations and warranties on the part of each of the parties, notwithstanding any investigations or enquiries made by any of the parties prior to the date hereof or the waiver of any condition by any of the parties, shall survive for a period ending on the two (2) year anniversary of the Closing Date.

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(h)	This Agreement shall be binding upon, enure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees and heirs and legal representatives.

(i)

All notices and other communications hereunder shall be in writing and may be made or given by personal delivery or overnight courier service or by transmittal by facsimile addressed to the respective parties as follows:

To the Vendor: Klausner Trading International GmbH

           Bahnhofstraße 13, 6372 Oberndorf/Kitzbühel

           Austria

           Attention: Leopold Stephan

           Facsimile: +43 53 52 602 100

           Email: leopold.stephan@klausner-group.com

To the Purchaser: Blitz B16-230 GmbH

           Hauptstraße 16, 07366, Blankenstein, Germany

           Facsimile Number: +49-366428-2000

            E-Mail: leonhard.nossol@zpr.de

with a copy to: Sangra Moller LLP

           1000, 925 West Georgia Street

           Vancouver, British Columbia

           Canada V6C 3L2

           Attention: Harjit S. Sangra

           Facsimile: +001 (604) 669-8803

           Email: hsangra@sangramoller.com

or to such other address or facsimile number as any party may from time to time notify the others in accordance with this Section 15(i). Any demand, notice or communication, if made or given by personal delivery, shall be conclusively deemed to have been given on the day of actual delivery thereof, or if made or given by overnight courier or facsimile shall be conclusively deemed to have been given on the first business day following the delivery or transmittal thereof.

(j)

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, provided that where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purposes of the interpretation of the relevant English term in this Agreement.

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Exhibit 4

SERVICES AGREEMENT

THIS AGREEMENT is dated effective the 21st day of February, 2017.

BETWEEN

KLAUSNER TRADING INTERNATIONAL GMBH, registered in the commercial register of the local court of Innsbruck under registration number FN 256404s, Bahnhofstr. 13, AT-6372 Oberndorf

(hereinafter referred to as “KTI”)

AND

BLITZ B16-230 GMBH, registered with the Commercial Register of the Local Court of Charlottenburg – Berlin – under HRB 181619 B

(hereinafter referred to as the “Buyer”)

PREAMBLE

A.	The Buyer has bought the complete business of Klausner Holz Thüringen GmbH (“KHT”) with the sale and purchase agreement dated February 21, 2017 (the “SPA”).

B.

KTI is willing to support the Buyer for the duration of a maximum of up to 12 months after the date of closing (the “SPA Closing”) of the SPA (the “Term”) with regard to an uninterrupted transfer of the business of KHT according to the terms and conditions of this Agreement.

1.	PROVISION OF SERVICES BY KTI

1.1.	Services

KTI is obligated to render the following services to/for the Buyer (the “Services”):

1.1.1.	Maintenance and Operation of the IT-Systems

(a)

KTI shall provide the IT-infrastructure, which is necessary for the operation of all IT-Systems of KHT until the end of the Term, to the same extent as available at the date of the SPA Closing until the complete transfer of system pursuant to clause 1.1.2 has occurred, so that the Buyer can continue the administrative part of the business operations without interruption.

(b)

This includes, amongst other things, that current transactions (order management, payments, inventory management, quality management, human resources planning, accounting, as well as the calculation for cutting, etc.) can be carried out properly.

(c)

This also means that KTI has to ensure that the Buyer can continue to use the software that is the subject of the software purchase agreement between the parties dated the same date hereof, until the transfer of system has occurred and that KTI has to undertake any and all measures to ensure a smooth disengagement of the systems of KTI at the transfer of system pursuant to clause 1.1.2, provided that software or licenses, access systems or servers of KTI are currently being used by KHT or are dependent on those.

1.1.2.	Transfer of System

(a)

For the purpose of a transfer of a system KTI shall create a complete copy of the system in regards to KHT and transfer such copy as early as possible to an external IT-infrastructure. This external infrastructure shall be provided by the Buyer.

(b)

KTI shall issue a request to SAP in this context to erase any and all data concerning the Klausner Group (other than data related to KHT sales and marketing of products of KHT, which shall be retained), which have been included in the copy of the system and are not connected to the business of KHT, before the final transfer of the system to the Buyer. After the erasure has taken place, the final transfer of the system to the Buyer shall occur. The Buyer shall bear all associated cost. The parties shall coordinate jointly with SAP in this regard.

(c)

In order to enable the transfer of the system, the Buyer shall ensure from the date of signing up and until the final transfer of the system that only KTI and SAP are provided with an IT-infrastructure onto which the copy of the system can be transferred to. The Buyer shall ensure additionally that the Buyer has sufficient resources and know how available in regards to technical and application support (especially SAP and Microsoft) in order to administer the transfer of the system. This can be carried out by an external provider. KTI shall cooperate and provide timely information as to the specifics of the transfer and systems (including specifications) the Buyer may require.

(d)

The Buyer shall secure any and all necessary licenses for the continuation of the business, which have not been sold and transferred as part of the SPA, not later than the time of the final transfer of the system.

1.1.3.	IT-Support

KTI shall support the Buyer, or the external provider, for the duration of the Term, with regard to an uninterrupted transfer of the business of KHT to the Buyer. This support is limited to the currently running IT operation and does not extend to any enhancements or modifications of the current/transferred systems other than those requested by the Buyer and for which the Buyer shall pay.

1.1.4.	Accounting

KTI shall conduct, for the duration of the Term, the administrative accounting for the commercial site, excluding the preparation of any financial statements (opening / annual balance sheet), on the basis of the accounting system of KHT on behalf of the Buyer. These services shall include such assistance, back-up and support as may be reasonably required by the Buyer.

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1.1.5.	Other Services

If it becomes apparent that the above mentioned Services do not include services that have been:

(a)	provided by members of the Klausner group to KHT and

(b)	are necessary for the operation of the business of KHT,

KTI shall provide the Buyer with such other additional services requested by the Buyer for the duration of the Term.

1.2.	Time of Performance

The obligations of clauses 1.1.1 and 1.1.3 to 1.1.4 and clause 1.2 are due after the date of the SPA Closing. The obligations of clauses 1.1.2 and 1.1.5, as far as they are feasible and comply with antitrust legislation, are due after signing. The performance of clause 1.1.2 requires that the Buyer has provided an IT-infrastructure onto which the copy of the system can be transferred.

1.3.	Conduct of Seller

The Seller shall perform all Services pursuant to this Agreement diligently and in a timely manner. The Seller shall exercise the same care and diligence in providing the Services as it does providing similar Services for itself and/or its affiliates.

1.4.	Access/Reporting/Audit/Non-Disturbance

(a)

The Buyer and its representatives shall have all reasonable access to the premises, property, offices, facilities and personnel of KTI for the purpose of becoming familiar with and learning about the Services and KTI and its employees and representatives shall cooperate in a timely manner with the Buyer and its representatives in such regard, including answering queries and generally teaching them about the Services and the systems.

(b)

KTI shall in good faith diligently assist and advise the Buyer in order that it can take over the provision of the Services on its own and diligently help the Buyer to reduce and eliminate its need for Services hereunder as soon as reasonably practicable.

(c)

KTI shall provide to the Buyer detailed monthly financial and reporting (the “Reporting Package”) within 10 days of month end for the business of the Buyer as herein provided and, if requested, meet and review such Reporting Package with the Buyer. The Reporting Package shall be reasonably similar in format and content as previously provided by KTI to KHT with such changes as may reasonably be requested by the Buyer.

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(d)

The Buyer is part of the Mercer Group (which encompasses Mercer International Inc. (“Mercer”) and its affiliates) whose parent, Mercer, is a U.S. public company and as such the Buyer and the auditors for the Mercer Group (being PricewaterhouseCoopers) shall have such access in a timely manner to the premises of KTI and such data, financial records, personal and other information as may be required for Mercer to prepare its financial statements (including any audits) and financial reports in accordance with U.S. Generally Accepted Accounting Principles and U.S. Generally Accepted Accounting Standards and within the applicable time limits.

(e)

The Buyer and its representatives (including its auditors) shall, when on the property of KTI or when given access to any offices, facilities or personnel, conform to the reasonable policies and procedures of KTI, as applicable, and shall not unreasonably interfere with the business of KTI.

2.	REMUNERATION

2.1.	General Principle

For rendering the Services pursuant to Article 1, the Buyer shall remunerate KTI with the following amounts:

(a)	Maintenance and operation of the IT-systems (clause 1.1.1): Lump-sum of €45,000.00 / month;

(b)	IT-support (clauses 1.1.2 and 1.1.3): Lump-sum of €25,000.00 / month;

(c)	Accounting (clause 1.1.4): Lump-sum of €12,500.00 / month; and

(d)	Other services (clause 1.1.5): Hourly rate of €100.00 / man-hour.

The parties shall coordinate jointly in regard to external services that are necessary for the execution of this Agreement. The Buyer shall bear all associated cost. The amounts listed above exclude value added tax.

2.2.	Due date

All payments shall be made within 10 days of the end of every month for the respective month. A payment shall only be made for the months in which the corresponding performance was actually rendered. For the time period prior to the date of the SPA Closing, no payments have to be made, except for the performances pursuant to clauses 1.1.2 and 1.1.5.

3.	INTELLECTUAL PROPERTY

Any and all rights in intellectual property are and shall remain the sole property of the previous owner, other than those transferred by KTI to the Buyer pursuant to a software purchase agreement dated February 21, 2017 and subject to a non-exclusive license granted by KTI to the Buyer pursuant to a Sales and Distribution Agreement between such parties of the same date. Unless stipulated in this Agreement, neither party grants to the other party a license or other rights of utilization for their respective intellectual property. Excluded is the SAP copy of the system pursuant to Section 1.2.

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4.	CONFIDENTIALITY

(a)

Confidential Information in the sense of this provision means any and all information relating to finances, technology, legal, tax, business operation, employees and management or other information (including Data, notes and know how), which refers to KTI, KHT, an affiliate of KHT, the Buyer or an entity of the Mercer Group (affiliates are companies in the sense of §§ 15 et seq. German Stock Companies Act) and which have been accessed in the course of execution of this Agreement or gained knowledge of by the parties, including their bodies, employees, consultants or other third parties acting in their interest, and which are not publicly accessible and represent a trade secret. The medium of disclosure whether orally, in writing or in machine-readable or other form is irrelevant. It is also irrelevant who generated the documents or other form of supporting medium, as long as it incarnates Confidential Information.

(b)

The parties shall treat the Confidential Information strictly confidential and shall not disclose, or make available in any other manner, the Confidential Information to any third party or third person, as well as apply all reasonable measures for safeguarding the Confidential Information, but shall at least apply the diligence and/or care that is applied to especially sensitive information about their own business. The disclosure to affiliates is permitted. The obligations deriving out of this Article 4 end one year after the date of the SPA Closing.

5.	DATA PROTECTION

The parties are obligated to submit to the applicable rules and regulations of the German Data Protection Act for all data received in connection with the execution of this Agreement. In order to ensure this obligation, the parties shall impose this obligation on all their employees, if applicable, subcontractors, consultants, etc., who are involved with processing such data.

6.	LIABILITY

In case of intent or gross negligence KTI is liable according to the provisions of applicable law; the same applies in case of breach of fundamental contract obligations. To the extent that the breach of contract is neither intentional nor grossly negligent, the liability for damages shall be limited to the typically predictable damage. KTI’s liability for culpable damage to life, body or health shall remain unaffected. Any liability of KTI not expressly provided for above shall be disclaimed.

7.	DURATION

7.1.	Effective date/Termination of SPA

This Agreement shall be effective on the day of signature during the Term, provided that: (i) KTI shall only provide the Services to the Buyer and the Buyer shall only be required to make payments to KTI hereunder from and after the SPA Closing except for the performances pursuant to clauses 1.1.2 and 1.1.5; and (ii) if the SPA Closing does not occur and the SPA is terminated then this Agreement shall be automatically terminated at the same time without further action of the parties.

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7.2.	Termination

7.2.1.	General Principle

During the Term of this Agreement, the Buyer can terminate this Agreement to the end of a calendar quarter with a notice period of 4 weeks. If a termination notice is not given during the Term by the Buyer, this Agreement expires on the final day of the Term.

7.2.2.	Partial Termination

The Buyer has the right to partially terminate parts of the Services (in whole or part) (provided that the deadlines of clause 7.2.1 are observed) or to reduce the scope of intended Services. In the event that the Services or scope of a Service is reduced, the corresponding fee shall also be reduced or eliminated, as the case may be.

8.	APPLICABLE LAW AND DISPUTES

8.1.	Law

This Agreement shall be governed by the laws of the Federal Republic of Germany, excluding the Convention on Contracts for the International Sale of Goods (CISG) and provisions of German law that relegate the applicability of other legal systems.

8.2.	Arbitration

Any disputes arising out of or in connection with this Agreement (including those regarding its validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by three arbitrators appointed in accordance with the said Rules. The proceeding shall take place in Munich, in the English language.

9.	GENERAL PROVISIONS

9.1.	Entire Agreement

This Agreement and all documents referred to, as well as all exhibits, enclosures, supplements and attachments, which have been signed on the same day by the parties, contain the entire agreement between the parties with respect to the transaction, as described in this Agreement, and shall replace any prior agreements between the parties (if any), which relate to the transaction. This Agreement supersedes all prior agreements and understandings with respect to the matters regulated in this Agreement, unless it is explicitly mentioned in this Agreement.

9.2.	Amendment of contract

Any partial or whole amendment or supplement to this Agreement must be made by written instrument. The foregoing provision shall also apply with respect to a waiver of the requirement of the written form pursuant to this Section.

9.3.	Salvatorian Clause

Should any provision of this Agreement, or any provision incorporated into this Agreement, be or in the future become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the economic intent and purpose of the invalid or unenforceable provision.

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9.4.	Exhibits, Enclosures, Supplements

All exhibits, enclosures and supplements to this Agreement represent an integral part of this Agreement.

9.5.	Waiver

Refraining from insisting on complying with provisions of this Agreement shall not be construed as a waiver of this provision or the according right or shall affect the validity of this Agreement in any way. Any waiver of a right hereunder, in order to be effective, must be made explicitly and by written instrument. An implied waiver is null and void. A waiver of one of the parties in regards to a breach of contract does not mean a waiver in regards to other or similar earlier or later breaches of contract. Default of one of the parties in enforcing or asserting their rights under this Agreement does not constitute a waiver.

9.6.	Claims

All claims under this Agreement and under law are cumulative and do not exclude other rights and claims of a party. Claims under this Agreement are not limited by the fact that the same act, omission or other occurrence, on which the claim is based upon, is also the basis of regulations of other agreements, warranties, guarantees or other claims of this contract, in which the parties would have none or reduced claims.

9.7.	Assignment

No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any third party, other than the Buyer may assign this Agreement to any entity within the Mercer Group without the consent of KTI with seven days’ prior written notice to KTI.

9.8.	Subcontractors

KTI has the right to render the Services by itself, through members of the Klausner group or, upon seven days’ prior written notice to the Buyer and the approval of such third party by the Buyer, through third parties (provided that KTI shall remain fully responsible and liable for providing the Services notwithstanding its use of other parties). KTI shall bear the cost of the aforementioned third parties, unless the Buyer has explicitly agreed to assume these costs.

9.9.	Language

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, provided that where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purposes of the interpretation of the relevant English term in this Agreement.

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Exhibit 5

REAL PROPERTY PURCHASE AGREEMENT

WITH CONVEYANCE OF TITLE

Table of Contents

Recitals		3

1	STATUS OF THE LAND REGISTER	3

2	SALE	4

3	PURCHASE PRICE	4

4	VAT	6

5	TRANSFER OF POSSESSION	7

6	CONVEYANCE (AUFLASSUNG)	8

7	PRIORITY NOTICE OF CONVEYANCE	8

8	SELLER’S GUARANTEES	9

9	LIABILITY OF THE SELLER	13

10	GUARANTOR’S AND MERCER’S GUARANTEE	14

11	INSTRUCTIONS TO THE NOTARY	15

12	POWER OF ATTORNEY	15

13	MISCELLANEOUS	15

This REAL PROPERTY PURCHASE AGREEMENT WITH CONVEYANCE OF TITLE (“Agreement”) is entered into between

(1)	Klausner Holz Thüringen GmbH, Am Bahnhof 123, 07929 Saalburg-Ebersdorf, Germany (“Seller”),

(2)	Blitz B16-230 GmbH, Hauptstraße 16, 07366 Blankenstein, Germany (“Purchaser”),

(3)	Fritz Klausner, Seebichlweg 23, A-6370 Kitzbühel, Austria (“Guarantor”), and

(4)	Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8, Canada (“Mercer”).

Seller and Purchaser are also referred to herein as the “Parties” and each as a “Party”.

Recitals

1.	Seller owns the pieces of real estate that are described in more detail in Section 1.1 of this Agreement.

2.	Seller intends to sell and transfer, and Purchaser intends to purchase and acquire, title to the Real Properties (as defined below in Section 1.1) on the terms of this Agreement.

3.

The Purchaser has bought the complete business of the Seller comprising sawmilling, lumber sales and related operations of the Seller with regards to the sawmill located on the Real Properties (“Business”) under an asset sale and purchase agreement dated 21 February 2017 (“APA”).

Therefore, the Parties hereby agree as follows:

1 Status of the Land Register

1.1

Seller is registered in the relevant land registers as the sole owner of the pieces of real estate that are described in the excerpts from the land register attached hereto as Exhibits 1.1.1 and 1.1.2:

1.1.1	Real property located in Friesau (“Real Property 1”);

1.1.2	Real property located in Ebersdorf (“Real Property 2”, and together with Real Property 1 “Real Properties” and each a “Real Property”).

1.2

The acting notary (“Notary”) has examined the electronic land registers on the date of the notarization. Based on her inspection, the Notary hereby confirms the registration status as set forth in Exhibits 1.1.1 and 1.1.2.

1.3	Each Real Property is encumbered as shown in Exhibits 1.1.1 to 1.1.2.

2	Sale

2.1	Seller hereby sells to Purchaser the Real Properties, who accepts such sale.

2.2

Each Real Property is sold together with all associated rights, components (Bestandteilen) and appurtenances (Zubehör), in particular including those set forth in Exhibit 2.2 and including the buildings on the relevant Real Property, including the sawmill, storage facility and other structures located on the Real Property 1 (including without limitation 2 Linck lines, kilns, two log sorting lines with three debarking systems, offices, 49,5 MW power plant, 12.8 MW generator, two 10 MW and 8 MW backup biomass hot water boiler and two line planer mills).

2.3

Purchaser assumes the encumbrances on the Real Properties in sections II of the respective land registers. Purchaser does not assume the encumbrances on the Real Properties in sections III of the respective land registers.

2.4

Seller consents to the deletion of the encumbrances that are recorded in sections III of the respective land registers. The Parties approve and request the deletion of these encumbrances in the respective land registers in accordance with the requests to be filed by the Notary.

2.5	The property of third parties is excluded from the sale. In particular, items temporarily installed by third parties on the Real Properties are not part of the Real Properties.

3	Purchase Price

3.1	The purchase price for the Real Properties shall amount to EUR 20,000,000 (“Purchase Price”).

3.2

The Purchase Price shall be paid by the Purchaser directly to the respective creditors in relation to the encumbrances registered in section III of the relevant land registers (“Creditors”) to discharge such encumbrances. Any amounts of the Purchase Price not required to satisfy the Creditors and to discharge the encumbrances registered in section III of the relevant land registers shall be paid to the Seller to an account to be notified by the Seller at least five Business Days prior to the date of the APA Closing.

The Purchase Price is due at the later of (i) the closing of the APA, i.e. the completion of the transactions contemplated under the APA (“APA Closing”), or (ii) within 10 Business Days after the Notary has notified the Purchaser that all of the following conditions precedent for payment have been satisfied (“Notice of Completion”):

3.2.1	The registration with the respective land registers of highest ranking priority notices of conveyance (Auflassungsvormerkungen) in relation to the Real Properties in favor of Purchaser.

3.2.2

The Notary has in his possession all necessary documents for the deletion of the encumbrances registered in section III of the respective land registers in relation to the Real Properties (such documents all in executable form and either without any conditions or only under conditions that can be fulfilled by making payments out of the Purchase Price and, as the case may be, out of any additional amounts of the purchase price payable under the APA) together with the outstanding amounts of the liabilities regarding such encumbrances as well as the Creditors’ bank account details.

3.2.3	The Notary is in possession of all written declarations of the relevant municipalities that preemption rights in their favor do not exist or are waived.

3.2.4

All necessary permits and approvals or deeds required for this Agreement and its implementation as well as the approval for the registration of title of Purchaser in the Real Properties (and other than the clearance certificates from the competent tax authorities) are present to the Notary in due form and suitable for the land registers.

The Notary will provide to the Seller without undue delay with a copy of the Notice of Completion.

3.3

Seller shall without undue delay after execution of this agreement and at its own costs procure that the Creditors send to the Notary their consents to delete the encumbrances registered in section III of the respective land registers (Löschungsbewilligungen) regarding the Real Properties (such documents all in executable form and either without any conditions or only under conditions that can be fulfilled by making payments out of the Purchase Price and, as the case may be, out of any additional amounts of the purchase price payable under the APA) together with the outstanding amounts of the liabilities regarding such encumbrances as well as the Creditors’ bank account details. The Notary shall without undue delay notify the Parties thereof. For the avoidance of doubt, direct payments by the Purchaser to the Creditors shall have discharging effect (schuldbefreiende Wirkung) with respect to the Purchase Price.

4	VAT

4.1

The Seller and the Purchaser mutually assume that the sale of the Real Properties under this Agreement concerns a business sale in its entirety according to § 1 Par. 1a German Value Added Tax Act (UStG) because the sale of the Real Properties is part of the sale of the Business. Should the competent fiscal authorities negate a business sale in its entirety according to § 1 Par. 1a UStG, the following provisions shall apply to the treatment of the sale for value added tax (“VAT”) purposes:

4.1.1

The Seller shall assure that it is selling the Real Properties as an entrepreneur according to § 2 UStG within the scope of its enterprise. The Purchaser shall assure that it will use the Real Properties for entrepreneurial purposes within the scope of its enterprise according to § 2 UStG. As a precautionary measure, the Seller hereby opts for the value added Tax obligation with regard to the sale of the land, together with the standing buildings, according to § 9 Par. 1, Par. 3 S. 2 in conjunction with § 4 No. 9a UStG.

4.1.2	The Seller shall issue a proper invoice to the Purchaser concerning the Real Properties within the meaning of §§ 14, 14a UStG.

4.1.3

A net purchase price is to be disclosed hereby for the Real Properties in the invoice. The VAT, will not be disclosed separately. Moreover, reference is to be made to the tax liability of the Purchaser according to § 13b UStG in the invoice.

4.1.4	The Seller and the Purchaser hereby explicitly make it clear that this Agreement does not represent an invoice within the meaning of the UStG.

4.1.5

If the Seller owes VAT under this Agreement, the Purchaser is entitled to assign its corresponding claim for refund of input VAT to the Seller, in lieu of payment, instead of settling the VAT towards the Seller. The Parties agree to cooperate in full with regard to the assignment and to submit all necessary documents towards the fiscal authorities. However, this procedure will only be applied if the competent fiscal authorities agree to this procedure.

4.2

The Parties will cooperate duly reflecting the VAT treatment of the transaction itself and any adherent transactions in their VAT returns. This shall include, but not be limited to, the exchange of VAT relevant information between the Parties. In particular, Seller shall provide the Purchaser with regard to the Real Properties (i) all necessary information for an adjustment of input VAT pursuant to § 15a UStG (if any) and (ii) copies of all necessary documents required for such adjustment as soon as practicable after the APA closing. If the relevant fiscal authority requests full disclosure of such documents in original, Seller shall, upon Purchaser request, provide the respective documents in original.

5	Transfer of Possession

5.1	The transfer of possession of the Real Properties (“Transfer of Possession”) occurs at the date of the APA Closing.

5.2	Upon Transfer of Possession,

5.2.1

all burdens, regardless of whether of a private legal nature or under public law (especially property tax, property assessments as well as other levies), and all benefits relating to the Real Properties will pass to Purchaser;

5.2.2	the risk of accidental loss and accidental deterioration will pass to Purchaser; and

5.2.3	Purchaser will bear the public safety obligations (Verkehrssicherungspflichten).

5.3

Within a period of six (6) weeks after the Transfer of Possession, Seller shall hand over to Purchaser copies of available documents relating to the Real Properties, to the extent this has not already occurred before. If and to the extent Seller is in possession of originals, it must hand over such originals as well, unless Seller is required by law to retain originals.

5.4

Development and adjacent owner’s charges for connection to public services under the German Building Code (Baugesetzbuch) as well as contributions and obligations to reimburse costs pursuant to the Act on Local Community Charges (Kommunalabgabengesetz) and respective municipal bylaws, shall be borne

(i)	by Seller, to the extent they become due prior to the Transfer of Possession; and

(ii)	by Purchaser, to the extent they become due as of or after the Transfer of Possession.

Any claims for reimbursement of Seller relating to payments of charges, contributions or obligations prior to the Transfer of Possession shall remain with Seller and Purchaser shall forward any payments received to Seller promptly upon receipt of the relevant payment.

5.5

The Parties shall indemnify each other from any demands that do not correspond with this internal allocation. After having been instructed by the Notary, the Parties waive to have this indemnification claim collateralized.

5.6

Seller hereby authorizes Purchaser, with effect from the Transfer of Possession, to exercise all rights associated with the Real Properties as an owner and, upon Purchaser’s request, will confirm this authorization in writing. Seller agrees to assist Purchaser to exercise this right to the extent necessary in each instance and as instructed by Purchaser.

6	Conveyance (Auflassung)

6.1

Seller and Purchaser are in agreement that the title to each of the Real Properties passes to Purchaser. Seller approves and Purchaser applies for the registration of Purchaser as the owner or holder of title to each of the Real Properties in the respective land register.

6.2

The Notary is instructed not to apply for registration in the land registers with respect to the application pursuant to § 6.1 above, and not to provide certified copies which include the conveyance of the Real Properties, until the full Purchase Price has been paid in accordance with § 3.2 above. Full payment of the Purchas Price shall be proven to the Notary by joint written confirmation of Seller and Purchaser or by submission of irrevocable SWIFT-confirmations of payment by Purchaser.

7	Priority Notice of Conveyance

7.1

The Seller approves and the Purchaser applies for a priority notices of conveyance in favor of the Purchaser to secure its claim for transfer of title to the Real Properties. The Parties herewith instruct the Notary to file the aforementioned application with the relevant land registers immediately upon execution of this Agreement.

7.2	The Parties already today approve and apply for the deletion of the aforementioned priority notices of conveyance

7.2.1

as soon as the Purchaser has been registered as owner of the respective Real Properties in the respective land register and no interim entries have been made or applied for without the involvement of the Purchaser; or

7.2.2

upon joint written instruction by both Parties to the Notary to submit the application for deletion of the aforementioned priority notices of conveyance, provided that either Party shall be obliged to issue such joint written instruction if this Agreement has been terminated in accordance with § 13.1.

8	Seller’s Guarantees

8.1

The Seller hereby represents and warrants to the Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB the correctness and completeness of the statements in § 8.2 (“Seller’s Guarantees”) at the time of signing of this Agreement and at the time of the APA Closing. Content and scope of the Seller’s Guarantees are solely determined by this § 8.

8.2	Real property

8.2.1

The Seller is the legal and beneficial owner of the Real Properties. The contents of the relevant land registers, directory of building obligations and similar registers with regard to all of the Real Properties depict the actual legal relationships correctly, in full and in a manner which is not misleading (including encumbrances, restrictions to sale and assignment and priority notices). There are no outstanding applications, notifications or deposits of deeds at the respective land registries, which have not been entered in the land register.

8.2.2	Exhibits 1.1.1 and 1.1.2 are true and complete and include all encumbrances in relation to the Real Properties and restrictions to the sale and transfer thereof.

8.2.3

The Seller has all rights, which are necessary, in order to continue to use the Real Properties and to operate the Business. The Friesau sawmill is located wholly on the Real Properties and does not infringe upon any other property.

8.2.4

There are no agreements, restrictions, reservations, conditions, rights or other obligations, which relate to the Real Properties and which are of an unusually encumbering kind and which have a disadvantageous influence on the value of the Real Properties other than those set out in Exhibit 8.2.4 hereto.

8.2.5

Seller has pointed out to the Purchaser in regards to or in connection with the Real Properties the existing lease and rental agreements listed in Exhibit 8.2.5. Seller has furthermore pointed out to the Purchaser that the Real Properties are part of a water protection area.

8.2.6

There are no unsettled expropriation proceedings, proceedings to establish basic easements, lawsuits, objections from neighbors or similar proceedings, which are pending or have been threatened and which relate to the Real Properties.

8.2.7	The Real Properties constitute all of the real property of the Seller, and no further properties, irrespective of whether they are owned by the Seller or not, are necessary for operating the Business.

8.2.8

All property taxes and development contributions as well as other public duties on the Real Properties, which have become or become due as of the date of the APA Closing, were or will be settled in full.

8.2.9	There are no pre-emptive rights (with the exception of the customary municipal pre-emptive right of the municipal authority, as the case may be) or options with regard to the Real Properties.

8.3	Environmental matters:

8.3.1

The operations of the Seller with respect to the Business and the Real Properties are to the Seller’s best knowledge currently and have been in compliance with all Environmental Laws. The Seller has not received from any person, with respect to the Business or the Real Properties, any (i) environmental notice or environmental claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date of the APA Closing.

8.3.2

The Seller has obtained and is to his best knowledge in material compliance with all permits under Environmental Laws necessary for the conduct of the Business, as currently conducted, and the ownership, lease, operation and use of the Real Properties and all such permits are in full force and effect and shall be maintained in full force and effect by the Seller through the date of the APA Closing in accordance with Environmental Law, and, to the knowledge of the Seller, there is no condition, event or circumstance that might prevent or impede, after the date of the APA Closing, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Real Properties.

8.3.3

There has to the Sellers best knowledge been no actual or threatened spill, leakage, emission, discharge, escape, leach, dump, abandonment or other release of Hazardous Substances in contravention of Environmental Laws with respect to the Business or the Real Properties, and the Seller has not received any notices from any governmental authority or any third party that any of the Business or the Real Properties, have been contaminated with any Hazardous Substance which could reasonably be expected to result in an Environmental Liability against, or a violation of Environmental Laws or the terms of any Permit under Environmental Laws by, the Seller except those listed in Exhibit 8.3.3.

8.3.4

There are no amounts, which have to be invested in order to fulfill all notifications, permits and conditions issued due to the signing of this Agreement is signed, which are imposed upon the Seller with regard to the emission of waste water, notice, gases, vapours, smells and other air contamination and ground contamination as well as the discharge of solid waste and other Hazardous Substances except those listed in Exhibit 8.3.4.

8.3.5

The Seller has not received any official notification or complaints of third parties relating to its Business or the Real Properties, in which a breach of Environmental Law is asserted, and no such notifications or complaints have been intended or threatened.

8.3.6

With regard to the real properties (including the Real Properties), buildings and structural systems, owned by the Seller at present, or in the past or used by the Seller at present or in the past there are, to the knowledge of the Seller, no harmful changes to the ground or contaminated sites, which according to the applicable provisions of the German Federal Soil Protection Act (BBodSchG) and the German Federal Soil Protection and Contaminated Sites Ordinance (BbodSchV) are liable to restoration or which, owing to the applicable provisions under waste and/or building law with future structural measures relating to the land, buildings or structural systems, are to be removed as special waste and will lead to increased disposal costs except those listed in Exhibit 8.3.3.

8.3.7	There are no underground storage tanks, which at the time of the date of the APA Closing or earlier, were located on the Real Properties.

8.3.8

All waste water, which has been discharged by the Seller until the date of the APA Closing, has been treated, to the knowledge of the Seller, to the extent that both the waste water as well as the resulting contamination of river or ground water is in line with Environmental Laws.

8.3.9

The emission values from the operational processes of the Seller with regard to all vapours, gases, other air-contaminating or smell-impairing substances and of noise are, to the knowledge of the Seller, in line with all Environmental Laws.

8.3.10

The Seller has not contractually, or by operation of law, retained or assumed any Environmental Liabilities or obligations of any third party under or relating to Environmental Laws except those listed in Exhibit 8.3.10.

8.3.11

Except as set forth in Exhibit 8.3.11, the Seller has not received any inquiry from or notice of a pending investigation from any governmental authority or of any administrative or judicial proceeding concerning the violation of any Environmental Law or any Environmental Liabilities.

8.4	For the purposes of this § 8:

“Environmental Laws” shall mean all applicable laws or orders of any governmental authority pertaining to: reclamation or restoration; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Substances; releases or threatened releases of Hazardous Substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances;

“Environmental Liabilities” shall mean any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses of any kind or of any nature whatsoever that are asserted against any person, by any person or entity other than another Party hereto or the Guarantor, alleging liability (including liability for all studies, testing, investigatory, cleanup, response, removal, remediation, containment, restoration, corrective action, closure and reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Substances existing or arising on any of the properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws; and

“Hazardous Substances” shall mean any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment.

Any reference to “knowledge” of the Seller under this § 8 shall mean the actual or constructive knowledge of any of Mr Stephan, Mr Bujak, Ms Moser or Mr Klausner and all knowledge which such persons would have if he or she made due enquiry into the relevant subject matter having regard to his or her role and responsibilities as a director or officer of the Seller.

9	Liability of the Seller

9.1

Should one of the Seller’s Guarantees be incorrect or incomplete, the Purchaser shall inform the Seller in writing about a claimed breach of guarantee and give the Seller the opportunity to remedy such breach within a reasonable period of at least forty (40) days from receipt of the information, which would exist if the circumstance that obligates compensation hereunder would not have occurred (natural restitution).

9.2

Subject to the other terms and conditions of this § 9, the Seller shall indemnify and defend the Purchaser against, and shall hold the Purchaser harmless from and against, and shall pay and reimburse the Purchaser for any and all losses incurred or sustained by, or imposed upon, the Purchaser based upon, arising out of, with respect to or by reason of:

9.2.1

any inaccuracy in or breach of any of the Seller’s Guarantees, as of the date it was made (except for the Seller’s Guarantees that expressly relate to a specified date, the inaccuracy in or breach of which will be determined solely with reference to such specified date); or

9.2.2	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement.

9.3

The monetary substitute to be paid by the Seller shall exist in the volume of the amount, which is necessary or would be necessary in order to establish the condition, which would exist if the corresponding Seller’s Guarantees had been correct. If it is not possible to establish this condition, the claim for monetary compensation shall be oriented to the reimbursement of the interest in value (Wertinteresse). If the breach of the Seller’s Guarantees results from the existence of a liability of the Purchaser, the Purchaser’s rights to natural restitution shall in particular also cover the right to be indemnified from the corresponding liability.

9.4

Investigations and audits, which were or are conducted by the Purchaser or by thirds parties by order of the Purchaser with regard to the Real Properties, as well as possible knowledge of the Purchaser of an inaccuracy of a Seller’s Guarantees shall not lead to the exclusion of the rights to which the Purchaser is accordingly entitled.

9.5

The Seller’s liability from a breach of the Seller’s Guarantees is limited to 100% of the Purchase Price. The limitations on liability in this § 9 shall not apply to any liability of the Seller resulting from any intentional or willful breach of the Seller of any of the Seller’s Guarantees or to the extent that such limitations are not permitted under applicable laws.

9.6

All claims of the Purchaser against the Seller for a breach of the Seller’s Guarantees shall become time-barred two (2) years after the date of the APA Closing except for all claims of the Purchaser under this Agreement arising as a result of willful or intentional breaches by the Seller of the Seller’s Guarantees which shall become time-barred in accordance with §195 BGB and §199 BGB.

10	Guarantor’s and Mercer’s Guarantee

10.1

The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB, the due and punctual performance of any and all obligations and liabilities of the Seller or any of its Affiliates under this Agreement and any agreements, documents or instruments ancillary to this Agreement. The Guarantor shall not be entitled to any claims of secondary liability (Einrede der Vorausklage) or any other similar rights which would limit the Purchaser in asserting any claims under this Agreement or any ancillary agreements directly against the Guarantor as compared to asserting such claims against the Seller or any of its Affiliates first.

Mercer hereby unconditionally and irrevocably guarantees to the Seller by way of an independent promise of guaranty within the meaning of Section 311 para. 1 BGB, the due and punctual payment of the Purchase Price by the Purchaser pursuant and subject to the terms of this Agreement. Mercer shall not be entitled to any claims of secondary liability (Einrede der Vorausklage) or any other similar rights which would limit the Seller in asserting any claims under this Agreement directly against Mercer as compared to asserting such claims against the Purchaser or any of its Affiliates first.

11	Instructions to the Notary

11.1

The Notary is instructed and authorized to implement this Agreement. She is instructed to obtain any official permits, authorizations, and declarations necessary for this purpose, particularly those required pursuant to the German Construction Code (Baugesetzbuch), and the tax clearance certificate from the tax office, and she is hereby authorized to receive such permits, authorizations, declarations, and certificates effective on behalf of the Parties. If a pre-emptive right is exercised or an official authorization denied or granted subject to a condition or proviso, such notice must be served on the Parties themselves, and the Notary is not authorized to receive such notices. The Parties shall provide a copy of any such notice to the Notary.

11.2

The Parties hereby authorize and instruct the Notary to submit applications to land registers, and to amend or withdraw such applications, to the extent that the Notary considers it necessary or expedient for the execution of this Agreement. The Notary is entitled to make any such declaration by self-recorded deed.

12	Power of Attorney

12.1	The Parties hereby authorize each of the following notarial employees individually, and hereby exclude any personal liability of any of the foregoing:

Heike Camus, Eugenia Grünwald, Nadine Noreik, Franziska Löber, Tamara Schütz.

The foregoing employees are exempted from the restrictions of section 181 German Civil Code (BGB) and authorized to delegate their powers of attorney, to give and to receive all declarations that are or become necessary to implement this Agreement. This also applies to changes, corrections (including corrections to the description of any Real Property), and additions to this Agreement.

12.2	The foregoing power of attorney will expire upon transfer of title in the land registers.

12.3	The authorized employees may only make use of this power of attorney for recording by the Notary as well as any officially appointed representative and successor in office of the Notary.

13 Miscellaneous

13.1

If the APA Closing does not occur within 120 days after the notarization of this Agreement, either Party is entitled to withdraw from and rescind this Agreement by written notice thereof to the respective other Party and the Notary, provided that the reason that the APA Closing has not occurred is not the result of a breach of the APA by the terminating Party or of any obligation of the terminating Party under the APA.

13.2

If a Party or the Guarantor does not make a payment to another Party in time according to the terms and condition of this Agreement, the default interest rate owed from the due date of such payment is 3.75 percentage points above the 3 month Euribor rate of interest. If any amount due under this Agreement is not credited in time, the corresponding debtor is in default without prior notice.

13.3

All notices, requests and other communications hereunder (including, for the avoidance of doubt, the making of any claims under or in connection with this Agreement) shall be made in writing in the English language and shall be (i) delivered personally, (ii) sent by fax, (iii) sent by registered letter (Einschreiben) or (iv) sent by e-mail to the person at the address set forth below, or such other address as may be designated by the respective person to the other person in the same manner:

13.3.1	To Seller:

Klausner Trading International GmbH

Bahnhofstraße 13, 6372 Oberndorf/Kitzbühel

Austria

Attention: Leopold Stephan

Facsimile: +43 53 52 602 100

Email: leopold.stephan@klausner-group.com

13.3.2	To Guarantor:

Fritz Klausner

Klausner Trading International GmbH

Bahnhofstraße 13, 6372 Oberndorf/Kitzbühel

Austria

Facsimile: +43 53 52 602 100

Email: fritz.klausner@klausner-group.com

13.3.3	To Purchaser:

Blitz B16-230 GmbH

Hauptstraße 16, 07366

Blankenstein, Germany

Attention: Leonhard Nossol

Facsimile Number: +49-366428-2000

E-Mail: leonhard.nossol@zpr.de

with a copy to:

SANGRA MOLLER LLP

1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

Canada V6C 3L2

Attention: Harjit S. Sangra

Facsimile: +001 604-669-8803

Email: hsangra@sangramoller.com

13.3.4	To Mercer:

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Attention: David Ure

Facsimile: +001 (604) 684-1094

Email: dure@mercerint.com

with a copy to:

SANGRA MOLLER LLP

1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

Canada V6C 3L2

Attention: Harjit S. Sangra

Facsimile: +001 604-669-8803

Email: hsangra@sangramoller.com

13.4	Entire Agreement; Amendments and Waivers

13.4.1

This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties and the Guarantor with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

13.4.2

Unless explicitly set forth otherwise in this Agreement, any provision of this Agreement (including this Section 13.4.2) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by the Parties and the Guarantor or (ii) by notarized deed, if required by law.

13.5	Interpretation

13.5.1	The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

13.5.2

This Agreement has been prepared in the English language. Where a German expression has been added to certain English terms used throughout this Agreement, such English term shall be interpreted as having the meaning assigned to such term by the German expression added.

13.5.3

Words such as „hereof”, „herein” or „hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term „including” shall mean „including, without limitation”.

13.5.4	References to time in this Agreement are references to local time in Frankfurt am Main, Germany.

13.5.5	A “Business Day“ means any day (excluding Saturdays) on which banks are generally open in Frankfurt am Main, Germany, for the transaction of normal banking business.

13.5.6

An “Affiliate” shall mean, with respect to a person, any person which is a direct shareholder, a direct limited partner or an affiliated company (verbundenes Unternehmen) to such respective person within the meaning of sections 15 et seqq. of the German Stock Corporation Act at the time the determination of affiliation is made.

13.6	Governing Law; Jurisdiction

13.6.1	This Agreement shall be governed by, and construed in accordance with, the laws of Germany, provided, however, that the German conflict of laws rules shall not apply.

13.6.2	The courts of München (Landgericht München I) shall have exclusive jurisdiction to settle any disputes arising under or in connection with this Agreement.

13.7	Costs and Expenses

All costs in connection with the notarization and execution of this Agreement including any notary fees, any costs for registration and deletion in the land registries and any transfer taxes, in particular real estate transfer tax (Grunderwerbsteuer) as well as all costs and Taxes in connection with an unwinding of this Agreement, shall be borne by Purchaser, provided that (i) the costs and fees incurred with regard to the deletion of the encumbrances registered in section III of the respective land registers shall be borne by the Seller, and (ii) each Party and the Guarantor shall bear the costs of their respective advisors.

13.8	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

EXHIBIT 6

NOTICE TO EMPLOYEES

KLAUSNER HOLZ THÜRINGEN GmbH [•]

Am Bahnhof 123 ,
07929 Saalburg-Ebersdorf, (DE)
Sitz der Gesellschaft: Saalburg-Ebersdorf,
Amtsgericht Jena HRB 210044

Persönliche Übergabe/Einschreiben /

Arbeitnehmer/innen der
Klausner Holz Thüringen GmbH

[*Titel*]
[*Vor- und Nachname*]
[*Straße und Hausnummer*]
[*Postleitzahl und Stadt*]
[*Land*]

Datum [•]

Übergang Ihres Arbeitsverhältnisses auf die [•]
Unterrichtungsschreiben gemäß § 613a Abs. 5 BGB

Sehr geehrte/r Frau/Herr [*Vor- und Nachname*],

wie Ihnen mittlerweile bekannt sein dürfte, hat die Klausner Holz Thüringen GmbH (kurz: „KHT") ihren gesamten Geschäftsbetrieb an die [•] verkauft.
Hierzu hat die Klausner Holz Thüringen GmbH mit der [•] einen Unternehmenskaufvertrag geschlossen. In dem Unternehmenskaufvertrag ist festgelegt, dass die Klausner Holz Thüringen GmbH ihren vollständigen Geschäftsbetrieb mit sämtlichen Vermögensgegenständen an die [•] überträgt. Dieser Vorgang stellt einen Betriebsübergang nach den Regeln des § 613a BGB dar. Als Arbeitnehmer[1] der Klausner Holz Thüringen GmbH sind Sie von diesem Betriebsübergang betroffen.
Der Gesetzgeber hat nach § 613a Abs. 5 BGB den an der Übertragung beteiligten Rechtsträgern aufgegeben, bei einem geplanten Betriebsübergang die betroffenen Arbeitnehmer über

1. den Zeitpunkt oder geplanten Zeitpunkt des Übergangs,
2. den Grund für den Übergang,
3. die rechtlichen, wirtschaftlichen und sozialen Folgen des Übergangs,
4. die hinsichtlich der Arbeitnehmer in Aussicht genommenen Maßnahmen zu unterrichten. Dieser Verpflichtung kommen wir mit diesem Schreiben nach.

[1] Ohne geschlechtsspezifischen Bezug nachfolgend zur Verbesserung der Lesbarkeit des Dokuments einheitlich als „Arbeitnehmer" bezeichnet

1. Geplanter Zeitpunkt des Übergangs

Der Betriebsübergang wird mit Vollzug des Unternehmenskaufvertrages, aller Voraussicht nach am __. __. 2017, (im Folgenden **"Stichtag"**), stattfinden. Das genaue Datum kann sich gegebenenfalls noch verschieben. In diesem Fall werden Sie über den geänderten Stichtag erneut informiert.

2. Neuer Arbeitgeber

Nach dem Übergang Ihres Arbeitsverhältnisses wird Ihr neuer Arbeitgeber die **[•]** sein, eine 100%ige Tochtergesellschaft der **[•]**, welche Teil der **[•]** Gruppe ist, an deren Spitze die **[•]** steht. Ihr Sitz ist in **[•]**, registriert im Handelsregister des Amtsgerichts **[•]**, vertreten durch die Geschäftsführer**[•]**. Sie hat derzeit ein voll eingezahltes Stammkapital in Höhe von **[•]**.

3. Grund für den Betriebsübergang

Rechtsgrund für den Betriebsübergang ist der zwischen der Klausner Holz Thüringen GmbH und der **[•]** geschlossene Unternehmenskaufvertrag vom **[•]**. Mit diesem Unternehmenskaufvertrag erwarb die Erwerberin den Geschäftsbetrieb der Klausner Holz Thüringen GmbH mit sämtlichen Vermögensgegenständen.
Der wirtschaftliche Grund für die Übertragung des Betriebes liegt darin, dass die KHT die unternehmerische Entscheidung getroffen hat, sich aus der Region Thüringen zurückzuziehen. Die **[•]** ist eine Gesellschaft der **[•]** Gruppe, die bisher vornehmlich in **[•]** tätig war und die nunmehr beabsichtigt, ihre geschäftlichen Aktivitäten stärker in Deutschland auszuweiten. Sowohl die KHT als auch die **[•]** verfügen über langjährige Erfahrungen in der Holzbranche.

4. Rechtliche, wirtschaftliche und soziale Folgen

Arbeitsort

Ihr Arbeitsplatz wird weiterhin - Am Bahnhof 123 in 07929 Saalburg-Ebersdorf – verbleiben.

b) Ihr Arbeitsverhältnis

Ab dem Stichtag wird die Leitungsmacht über den Geschäftsbetrieb von der Klausner Holz Thüringen GmbH auf die **[•]** als neue Inhaberin übertragen. Ihr Arbeitsverhältnis wird zum Stichtag kraft Gesetzes (§ 613a BGB) mit allen Rechten und Pflichten auf die **[•]** übergehen, es sei denn, Sie widersprechen rechtzeitig dem Übergang Ihres Arbeitsverhältnisses. Die **[•]** tritt ohne Ihren Widerspruch automatisch als Ihre neue Arbeitgeberin in Ihr Arbeitsverhältnis ein.

Die **[•]** ist damit ab dem Stichtag zur Ausübung des Direktionsrechts, das heißt zur Erteilung von Weisungen zur Konkretisierung Ihrer arbeitsvertraglichen Leistungspflichten berechtigt.

Ihre zum Stichtag bestehenden Betriebszugehörigkeiten und während der Dauer Ihres Arbeitsverhältnisses bei der Klausner Holz Thüringen GmbH erworbenen oder anerkannten Besitzstände gelten nach den zwingenden gesetzlichen Regelungen als bei der **[•]** erbrachte Betriebszugehörigkeitszeiten und Besitzstände.

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c) Betriebsrat, Betriebsvereinbarungen

Der Betriebsrat bleibt nach dem Betriebsübergang unverändert im Amt.

Die bei der Klausner Holz Thüringen GmbH für Sie geltenden Betriebsvereinbarungen gelten unverändert kollektivrechtlich auch nach dem Betriebsübergang fort.

Die [•] ist eine neu gegründete Gesellschaft. Innerhalb der ersten vier Jahre nach Gründung ist im Falle von eventuell künftigen Betriebsänderungen gemäß §§ 112 a Abs. 2 BetrVG ein Sozialplan nicht erzwingbar. Für den Beginn des Vierjahreszeitraums kommt es auf die Anzeige der Erwerbstätigkeit durch die [•] an; diese wird spätestens zum Stichtag erfolgen.

d) Haftung

Die [•] haftet ab dem Zeitpunkt des Betriebsübergangs für alle Ansprüche aus dem Arbeitsverhältnis. Für die Verbindlichkeiten des übertragenden Rechtsträgers, hier also der Klausner Holz Thüringen GmbH, die vor dem Stichtag begründet worden sind und die zu diesem Zeitpunkt fällig waren oder innerhalb eines Jahres nach dem Stichtag fällig werden, haften die beiden an der Übertragung beteiligten Rechtsträger [•] und Klausner Holz Thüringen GmbH zudem als so genannter Gesamtschuldner nach § 613a Abs. 2 S. 1 BGB. Soweit vor dem Stichtag entstandene Ansprüche erst nach dem Stichtag fällig werden, haftet die Klausner Holz Thüringen GmbH nur in dem Umfang, der dem im Zeitpunkt des Übergangs abgelaufenen Teil ihres Bemessungszeitraums entspricht, § 613a Abs. 2 S. 2 BGB. Für Ansprüche die ab dem Zeitpunkt des Betriebsübergangs entstehen, haftet allein die [•].

e) Verbot von Kündigungen wegen des Betriebsübergangs

Kündigungen wegen des Betriebsübergangs sind gemäß § 613a Abs. 4 S. 1 BGB unzulässig. Kündigungen aus anderen Gründen bleiben dagegen nach Maßgabe der vertraglichen und gesetzlichen Bestimmungen zulässig, § 613a Abs. 4 S. 2 BGB.

5. Hinsichtlich der Arbeitnehmer in Aussicht genommene Maßnahmen

Die [•] hat derzeit hinsichtlich der auf sie übergehenden Arbeitnehmer keine Personalmaßnahmen geplant. Insbesondere ist derzeit kein Personalabbau geplant.

6. Widerspruchsrecht

Ihnen steht das Recht zu, dem Übergang Ihres Arbeitsverhältnisses auf die [•] innerhalb von einem Monat nach Zugang dieses Schreibens schriftlich zu widersprechen, § 613a Abs. 6 S. 1 BGB. Maßgeblich für die Einhaltung der Widerspruchsfrist ist der Eingang beim jeweiligen Empfänger, nicht die Absendung. Der Widerspruch kann sowohl gegenüber der Klausner Holz Thüringen GmbH, zu Händen von [•] als auch gegenüber der [•], zu Händen von [•] erklärt werden (§ 613a Abs. 6 S. 2 BGB).

Ein rechtzeitiger Widerspruch hat zur Folge, dass Sie Arbeitnehmer der Klausner Holz Thüringen GmbH bleiben.

3

Sollten Sie dem Übergang widersprechen, wird die KHT Ihnen gegenüber - nach Prüfung der individuellen Voraussetzungen - voraussichtlich eine betriebsbedingte Beendigungskündigung aussprechen müssen, da Ihr Arbeitsplatz bei der Klausner Holz Thüringen GmbH aufgrund der Übertragung des vollständigen Geschäftsbetriebs ersatzlos weggefallen ist. Dem steht nicht die oben unter Ziffer 4 lit. e) angesprochene Gesetzesregelung des §613a IV S.1 BGB entgegen, da eine solche Kündigung nicht wegen des Betriebsübergangs, sondern wegen der gegebenenfalls fehlenden Weiterbeschäftigungsmöglichkeit erfolgen würde. Die Vorschrift des § 613a IV S. 2 BGB lässt die Kündigung aus einem anderen Grund als dem Betriebsübergang ausdrücklich zu.

Sollten Sie weitere Fragen haben, stehen wir Ihnen selbstverständlich gerne zur Verfügung. Ansprechpartner für Ihre Fragen ist

Für die Klausner Holz Thüringen GmbH:

[•]
Telefonnummer: +49 36651 80 1[•]
E-Mail: [•] @klausner-group.com

Für die [•]:

[•]
Telefonnummer: [•]
E-Mail:[•]

Die Klausner Holz Thüringen GmbH bedankt sich für die bisherige Zusammenarbeit und wünscht Ihnen für die Zukunft viel Erfolg und alles Gute.

Die [•] freut sich, Sie als Mitarbeiter begrüßen zu dürfen.

Saalburg-Ebersdorf, [•] [•]

Leopold Stephan,

Geschäftsführer Klausner Holz Thüringen GmbH

[•]

Geschäftsführer [•]

Anlage: Empfangsbestätigung

4

Anlage

Empfangsbestätigung

Hiermit bestätige ich, [Vor- und Nachname], den Empfang dieses Schreibens.

[*Datum, Ort*]

____
-

[*Vor- und Nachname*]

____
-

5

Vollmacht

§ 1 Bevollmächtigung

Die Klausner Holz Thüringen GmbH, eingetragen im Handelsregister des Amtsgerichts Jena unter HRB 210044, Am Bahnhof 123 07929 Saalburg-Ebersdorf, Deutschland, vertreten durch den alleinvertretungsberechtigten Geschäftsführer Leopold Stephan, bevollmächtigt hiermit die [XXX] in dem nachfolgend dargestellten Umfang.

§ 2 Umfang der Vollmacht

In Bezug auf den Übergang sachbezogener Genehmigungen der Klausner Holz Thüringen GmbH im Rahmen eines Unternehmenskaufvertrages, abgeschlossen zwischen der Klausner Holz Thüringen GmbH und der [XXX]

a) bei den zuständigen Ämtern Auskünfte einzuholen, die Akten einzusehen und Ablichtungen fertigen zu lassen;

b) Bauvoranfragen, Bau-, Genehmigungs- und Förderungsanträge aller Art einschließlich Genehmigungsanträge nach dem Bundesimmissionsschutzgesetz zu stellen;

c) sämtliche Erklärungen abzugeben, die für die Erteilung einer Baugenehmigung/Bundesimmissionsschutzgesetzgenehmigung bzw Änderung einer Bundesimmissionsschutzgesetzgenehmigung erforderlich sind.

§ 3 Untervollmachten

Die Bevollmächtigte ist nicht zur Erteilung von Untervollmachten berechtigt.

§ 4 Erlöschen der Vollmacht

Diese Vollmacht erlischt mit dem Closing des zwischen den Parteien geschlossenen Unternehmenskaufvertrages. Sie kann zudem von mir jederzeit widerrufen werden.

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